UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒   Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Catalyst Health Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 24, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Catalyst Health Solutions, Inc. The meeting will be held at the Company’s offices in Nevada at 1650 Spring Gate Lane, Suite 100, Summerlin, NV 89135 on June 1, 2009, at 8:30 a.m. PST.

The Notice of Annual Meeting of Shareholders and the Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on our operations. Our directors and officers, as well as a representative of PricewaterhouseCoopers LLP, our independent registered public accounting firm, will be available to respond to appropriate questions from shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote promptly on the Internet, by telephone or by mailing a proxy card. You may also vote in person at the Annual Meeting even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

DAVID T. BLAIR

Chief Executive Officer

CATALYST HEALTH SOLUTIONS, INC.

800 King Farm Boulevard

Rockville, Maryland 20850

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

The 2009 Annual Meeting of Shareholders of Catalyst Health Solutions, Inc. (the “Company”) will be held at the Company’s offices at 1650 Spring Gate Lane, Suite 100, Summerlin, NV 89135 on June 1, 2009, at 8:30 a.m. PST, for the following purposes:

1.	To elect three directors to the class of directors with a term expiring at the annual meeting of shareholders in 2012 and until their successors are elected and qualified;

2.	To approve the reservation of an additional 100,000 shares of the Company’s stock for issuance under the Company’s 2004 Employee Stock Purchase Plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4.	To transact any other business that may properly come before the meeting.

The Board of Directors is not aware of any other business to come before the meeting.

Shareholders of record at the close of business on April 3, 2009 are entitled to vote at the Annual Meeting and any adjournment or postponement of that meeting.

We hope that you will vote your shares as soon as possible. The Board of Directors is soliciting your proxy to vote on your behalf at the meeting. You may vote by giving your proxy via the Internet, by telephone or by returning by mail the enclosed proxy card. If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to vote your shares. You may also vote in person at the Annual Meeting. Your proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

BRUCE F. METGE

Corporate Secretary

Rockville, Maryland

April 24, 2009

YOUR VOTE IS IMPORTANT. The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum.

PROXY STATEMENT

OF

CATALYST HEALTH SOLUTIONS, INC.

2009 ANNUAL MEETING OF SHAREHOLDERS

June 1, 2009

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors to be voted at our 2008 Annual Meeting of Shareholders. The Annual Meeting will be held 1650 Spring Gate Lane, Suite 100, Summerlin, NV 89134 on June 1, 2009, at 8:30 a.m. PST. This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about April 24, 2009.

IMPORTANT NOTICE

REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 1, 2009

In accordance with rules and regulations recently adopted by the U.S. Securities and Exchange Commission, we are now posting our proxy materials on the Internet free of charge at https://www.amstock.com/ ProxyServices/ViewMaterials.asp?CoNumber=10643, in addition to mailing a full set of materials. Our proxy materials include this proxy statement, proxy card and our 2008 Annual Report, which includes our annual report on Form 10-K for the year ended December 31, 2008.

VOTING & PROXY PROCEDURE

Who Can Vote

You are entitled to vote your shares of Catalyst Health Solutions common stock if our records show that you held your shares as of the close of business on April 3, 2009. As of the close of business on that date, 43,786,215 shares of our common stock were outstanding. Each share of common stock is entitled to one vote.

Attending the Meeting

If you are a beneficial owner of our common stock held by a broker, bank or other nominee, which is referred to as being held in “street name,” you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your bank or broker are examples of proof of ownership. If you want to vote your shares of our common stock held in street name in person at the meeting, you will have to obtain a written proxy or vote authorization in your name from the broker, bank or other nominee who holds your shares.

Voting

Quorum

A quorum consisting of a majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Votes Required to Approve Each Proposal

In voting on Proposal 1 regarding the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors will be elected by a plurality of the votes cast for the election of directors in the applicable class of directors. This means that the nominees for election as directors in a particular class of directors receiving the greatest number of votes will be elected in that class. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on Proposal 2 regarding the approval of reservation of an additional 100,000 shares of the Company’s stock for issuance under the Company’s 2004 Employee Stock Purchase Plan, you may vote in favor of the proposal, vote against the proposal or abstain from voting. Approval of the reservation of an additional 100,000 shares of Company stock for issuance under the Company’s 2004 Employee Stock Purchase Plan requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.

In voting on Proposal 3 regarding the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

How to Vote

This proxy statement is being sent to you on behalf of our Board of Directors for the purpose of requesting that you vote your shares at the Annual Meeting. We encourage you to vote promptly. All shareholders who are entitled to vote on the matters that come before the Annual Meeting have the opportunity to do so whether or not they attend the meeting in person.

If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to vote your shares. Your bank or broker may allow you to deliver your voting instructions via the telephone or the Internet.

If you are a registered shareholder and are unable to attend the Annual Meeting, you may give us your proxy to vote using any of the following methods:

•	by mail—by marking, dating and signing the enclosed proxy card and returning it promptly by mail in the enclosed postage-paid envelope.

•

by telephone—by calling the toll-free number 1-800-PROXIES (1-800-776-9437) from any touchtone telephone within the United States and Canada, or 718-921-8500 from any touchtone telephone in any other country. Please have your proxy card available when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Telephone voting facilities will be available 24 hours a day until 11:59 p.m. Eastern Standard Time on May 31, 2009, the day before the Annual Meeting.

•

by the Internet—by accessing www.voteproxy.com and following the on-screen instructions. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Internet voting facilities will be available 24 hours a day until 11:59 p.m. Eastern Standard Time on May 31, 2009, the day before the Annual Meeting.

Giving us your proxy will allow your shares to be represented and voted in accordance with your instructions at the Annual Meeting by the persons named as proxies on the proxy card. All shares of our common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions. If you submit a valid proxy to us without giving voting instructions, your shares will be voted as recommended by our Board of Directors.

The Board of Directors recommends a vote FOR each of its nominees for director; FOR approval of reservation of an additional 100,000 shares of the Company’s stock for issuance under the Company’s 2004 Employee Stock Purchase Plan; and FOR ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named in that proxy card will use their own judgment to determine how to vote your shares represented by your proxy. If the Annual Meeting is postponed or adjourned, your shares may be voted by the persons named in the proxy card on the new meeting date as well, unless you have revoked your proxy. We do not know of any other matters to be presented at the meeting.

Changing or Revoking a Proxy

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must advise our Corporate Secretary in writing before your shares have been voted at the Annual Meeting, deliver a later-dated proxy or attend the meeting and vote your shares in person. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently has eight members and is divided into three classes, two consisting of three directors, and one consisting of two directors, respectively. The members of each class serve three-year terms that are staggered with the three-year terms of each of the other two classes such that one class of the Board is elected annually. On February 26, 2009, the Board of Directors reduced its size from nine to eight as a result of the resignation of Mr. Thomas L. Blair, who served as a director through December 31, 2008.

The three nominees for the Board whose terms will expire in 2012 are Steven B. Epstein, Michael R. McDonnell, and Dale B. Wolf, all of whom are current members of the Board. All three nominees have served for at least one full three-year term. The Board has determined that all of the nominees are independent under the Nasdaq Stock Market requirements.

If any nominee is unable to serve, the persons named as proxies on the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote FOR the election of all of the nominees.

Directors & Executive Officers

The following table sets forth certain information with respect to the directors and nominees for director of the Company as of March 31, 2009.

Name	Age	Position	Director Since
Nominees for terms expiring in 2012
Steven B. Epstein	65	Director	2003
Michael R. McDonnell	45	Director	2005
Dale B. Wolf	53	Director	2003

Continuing directors whose terms expire in 2011
David T. Blair(1)	39	Director & Chief Executive Officer	1999
Daniel J. Houston(2)	47	Director	2005
Kenneth A. Samet	51	Director	2006

Continuing directors whose terms expire in 2010
William E. Brock	78	Director	2000
Edward S. Civera	58	Chairman of the Board	2000

(1)	Mr. David Blair, our Chief Executive Officer, is the son of Mr. Thomas Blair who served as a director through December 31, 2008.
(2)	Mr. Daniel Houston is an executive officer of Principal Financial Group, Inc. and was appointed to the Board on April 29, 2005.

The following table sets forth certain information with respect to our executive officers who are not directors.

Name	Age	Position
Nick J. Grujich	45	Executive Vice President & Chief Operating Officer
Bruce F. Metge(1)	52	General Counsel & Corporate Secretary
Hai V. Tran(2)	39	Chief Financial Officer & Treasurer

(1)	Mr. Bruce Metge was appointed General Counsel & Corporate Secretary effective as of July 7, 2008, succeeding Mr. Thomas Farah who continues to serve as Senior Vice President.
(2)	Mr. Hai Tran was appointed Chief Financial Officer & Treasurer effective as of July 1, 2008, succeeding Mr. Michael Donovan, who continues to provide support for the Company on business development opportunities.

Biographical Information of Nominees For Director (terms to expire in 2012)

Steven B. Epstein (Director since 2003) is a founding member of the law firm of Epstein Becker & Green, P.C., one of the first law firms to specialize in health care law when established in 1973, and which has since grown to over 380 attorneys with 10 domestic offices. Mr. Epstein currently serves as the senior partner in the firm’s Washington, DC office. In 1972, prior to founding Epstein Becker & Green, Mr. Epstein was a legal consultant to the U.S. Department of Health, Education and Welfare. He currently serves on the boards of directors and boards of advisors of numerous health care and venture capital companies and educational institutions, including Emergency Medical Services Corp. (NYSE: EMS) and Discovery Holdings Ltd. (JSE: DSY), a publicly held company in Johannesburg, South Africa.

Michael R. McDonnell (Director since 2005) is the Executive Vice President and Chief Financial Officer of Intelsat, Ltd., a provider of fixed satellite services worldwide. Prior to taking this position in November 2008, Mr. McDonnell was the Chief Operating Officer and Chief Financial Officer of MCG Capital Corporation (Nasdaq: MCGC), a financial services company providing financing and advisory services to middle market companies from 2006 to November 2008. From 2004 to 2006, Mr. McDonnell served as Executive Vice President and Chief Financial Officer of MCG. From 2000 to 2004, Mr. McDonnell served as Chief Financial Officer of EchoStar Communications Corporation (Nasdaq: DISH), and from 1986 to 2000, he was with PricewaterhouseCoopers LLP, where he was admitted as a partner in 1996.

Dale B. Wolf (Director since 2003) was the Chief Executive Officer and a member of the board of directors of Coventry Health Care, Inc. (NYSE: CVH) until January 30, 2009. Prior to his appointment to that position in January 2005, Mr. Wolf served for eight years as Coventry’s Executive Vice President, Chief Financial Officer and Treasurer. Previously held positions include Executive Vice President of SpectraScan Health Services, Inc., a women’s health care services company and Senior Vice President, Business Development, of MetraHealth Companies, Inc., a managed health care company. Mr. Wolf was also Vice President, Specialty Operations, of the Managed Care and Employee Benefits Operations of The Travelers, an insurance company. Mr. Wolf is a Fellow of the Society of Actuaries.

Biographical Information of Continuing Directors

Whose Terms Expire in 2011

David T. Blair (Chief Executive Officer and Director since 1999) is responsible for the overall management of Catalyst Health Solutions, including Catalyst Rx, its pharmacy benefit management subsidiary. Mr. Blair joined Catalyst Health Solutions in 1997 as Chief Financial Officer, where he initially developed its supplemental benefits division, which led to the Company’s public offering in 1999. Prior to Catalyst Health Solutions, Mr. Blair served in a financial role from 1995 to 1997 for United Payors & United Providers, Inc. where he contributed to the company’s initial public offering and several strategic acquisitions. In 1994, Mr. Blair co-founded the Continued Health Care Benefit Program, which was merged into United Payors & United Providers in 1995.

Daniel J. Houston (Director since 2005) was appointed President, Retirement & Investor Services, of Principal Financial Group (NYSE: PFG) in March, 2008. Mr. Houston has held several positions with the Principal Financial Group since 1984, including being named Regional Director of Group and Pension Sales in 1990, Regional Vice President in 1993, Vice President in 1997, Senior Vice President in 2000 and Executive Vice President in 2006. He serves on the board of directors for several entities that are affiliates of Principal Financial Group, including Principal Bank, Principal Funds Distributor, Inc., Principal Global Services Private Limited, Principal International, Inc., Principal Shareholder Services, Inc. and Principal Trust Company (Asia) Limited. Mr. Houston also serves on the Board of Employee Benefits Research Institute (EBRI) and is on the Iowa State University Business School Dean’s Advisory Council.

Kenneth A. Samet (Director since 2006) is the President & Chief Executive Officer of MedStar Health, Inc., the largest integrated health care delivery system in the Mid-Atlantic region. Mr. Samet has held several positions with MedStar Health since 2000, including President & Chief Operating Officer from 2003 to 2007 and Chief Operating Officer from 2000 to 2003. Mr. Samet was the President of Washington Hospital Center from 1990 to 2000, and from the mid-1980’s to 1990 he held a variety of executive leadership positions with the Medlantic Healthcare Group, which merged with Helix Health in 1998 to create MedStar Health. In 1996, Mr. Samet was named the national Young Healthcare Administrator of the Year by the American College of Healthcare Executives. Mr. Samet served as a member of the boards of the National Committee for Quality Health Care, the Capital Community Health Plan and the University of Maryland School of Nursing. He chaired the board of the District of Columbia Hospital Association and has held leadership positions on the boards of the Maryland Hospital Association and the American Hospital Association, serving as the immediate past chairman of the AHA Region III Policy Board. Mr. Samet currently serves as a member of the board of directors of Georgetown University and is the vice chair of the McLean School of Maryland.

Whose Terms Expire in 2010

William E. Brock (Director since 2000) is the founder and senior partner of The Brock Offices, a consulting firm specializing in international trade, investment and human resources. He is Senior Counselor for, and Trustee of, the Center for Strategic and International Studies in Washington, DC. A founder of the National Endowment for Democracy, he served as its Chairman from 1988 to 1991. From 1985 to 1987, he served as the United States Secretary of Labor, and from 1981 to 1985, he was the United States Trade Representative. Mr. Brock also served for eight years as a member of the United States House of Representatives and for six years as a member of the United States Senate. He was recognized by the Financial Times of London, among others, as a principal “father” of the Uruguay Round of Trade Negotiations and of its result, the World Trade Organization. Mr. Brock currently also serves as a director on the boards of On Assignment, Inc. (Nasdaq: ASGN), Strayer Education, Inc. (Nasdaq: STRA) and Res-Care Inc. (Nasdaq: RSCR).

Edward S. Civera (Chairman of the Board and Director since 2000) is a business executive with over 35 years of experience in operations, finance and accounting from both the corporate and the public accounting perspective. From 1997 to 2001, Mr. Civera was the Chief Operating Officer & Co-Chief Executive Officer of United Payors & United Providers, a publicly held health care services company that was sold in 2000. Mr. Civera also worked with Thomas L. Blair in the founding of Catalyst Health Solutions (formerly HealthExtras, Inc.). Prior to his position at United Payors & United Providers, Mr. Civera spent 25 years with Coopers & Lybrand (now PricewaterhouseCoopers LLP), the last 15 years as both a partner and managing partner focused on financial advisory and auditing services. Mr. Civera currently serves on the boards of directors of Washington Real Estate Investment Trust (NYSE: WRIT) and MedStar Health, Inc., the largest integrated health care delivery system in the Mid-Atlantic region.

Biographical Information of Executive Officers Who Are Not Directors

Nick J. Grujich joined Catalyst Health Solutions in February, 2005 and is our Executive Vice President & Chief Operating Officer. From 1997 to 2005, Mr. Grujich served in various positions including Director of Finance, Senior Director of Finance and Vice President of Finance and Administration for Eckerd Health Services, a division of Eckerd Corporation, which, until August 2004, was a subsidiary of J.C. Penney Company, Inc., specializing in pharmacy benefits management and mail order pharmacy services. From 1994 to 1997, Mr. Grujich served as Assistant Controller, Director of Finance, and Director of Practice Management of Penn Group Medical Associates, an affiliate of HealthAmerica, a subsidiary of Coventry Health Care.

Hai V. Tran was appointed Chief Financial Officer of Catalyst Health Solutions effective July, 2008. Prior to joining Catalyst Health Solutions, Mr. Tran served as Vice President & Treasurer of Hanger Orthopedic Group [NYSE: HGR], a public health care services, products, and distribution company, from 2006 to May, 2008. From 2001 to 2006, Mr. Tran served as Senior Vice President of Strategic Development and Emerging Solutions for Cadmus Communications. Prior to joining Cadmus Communications, Mr. Tran’s held finance and operations positions in various industries including technology, software, retail, and consumer products.

Bruce F. Metge joined Catalyst Health Solutions in July, 2008 and is our General Counsel and Corporate Secretary. Mr. Metge leads the company’s nationwide legal, compliance, regulatory and corporate governance functions. Prior to joining Catalyst Health Solutions, Mr. Metge was a member of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., a multi-disciplinary law firm based in Washington, DC, from 2004 to June, 2008. At Mintz Levin, Mr. Metge represented a wide range of companies in industries including telecommunications, technology, biotechnology, consumer products, and venture capital in complex business transactions and antitrust matters. From 2000 to 2004, Mr. Metge was the General Counsel for Digex, Incorporated.

PROPOSAL 2—APPROVAL OF RESERVATION OF ADDITIONAL 100,000 SHARES OF COMPANY

STOCK FOR ISSUANCE UNDER THE COMPANY’S 2004 EMPLOYEE STOCK PURCHASE PLAN

General

As of the date hereof, 3,953 shares of the Company’s common stock remain available for issuance under the Company’s current 2004 Employee Stock Purchase Plan (the “ESPP”) from the original one hundred thousand (100,000) shares reserved for issuance. The Board of Directors believes that additional shares will be needed in order to have an adequate number of shares available for potential purchases under the ESPP for the next several years. During fiscal year 2008, the Company issued approximately 16,000 shares under the ESPP.

At the Board meeting on February 26, 2009, the Board of Directors approved, subject to shareholder approval, the reservation of an additional 100,000 shares of Company stock for issuance under the ESPP to meet the current rate of employee purchases. We are asking our shareholders to approve the reservation of an additional 100,000 shares of Company stock for issuance under the ESPP.

The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and is designed to provide eligible employees of the Company and its affiliates with an opportunity to purchase shares of the Company’s common stock at a discount through a tax-qualified plan. The Board of Directors believes that the ESPP will encourage employees to acquire a proprietary interest in the Company’s long-term performance, and thereby provide an incentive for employees to contribute to the success of the Company.

Summary of the ESPP

The following summary is a brief description of the material features of the ESPP. The summary is qualified in its entirety by reference to the ESPP, a copy of which is attached as Exhibit A.

Purpose. The purpose of the ESPP is to provide the eligible employees with an opportunity to purchase shares of the Company’s common stock through accumulated payroll deductions.

Administration. The ESPP provides for administration by the Board of Directors or a committee appointed by the Board. All questions of interpretation or application of the ESPP are determined by the Board of Directors or its appointed committee, and its decisions are final and binding upon all participants. The Compensation Committee of the Board of Directors was appointed to administer the ESPP.

Offering Periods. The ESPP has a series of consecutive quarterly offering periods beginning on or after July 1, October 1, January 1 and April 1 of each year. The Board of Directors has the power to alter the duration of the offering periods, including the commencement dates, without stockholder approval if such change is announced prior to the affected offering period.

Eligibility to Participate in the ESPP. Any person who is a common law employee and whose customary employment with the Company (or a designated subsidiary) is at least 20 hours per week and more than five months in any calendar year is eligible to participate in the ESPP. Eligible employees become participants in the ESPP by delivering to the payroll department a subscription agreement authorizing payroll deductions. An employee who becomes eligible to participate in the ESPP after the commencement of an offering may not participate in the ESPP until the commencement of the next offering period.

Employees will not be eligible to participate in an offering under the ESPP (i) if immediately after the commencement of an offering, the employee owns stock or holds outstanding options to purchase stock representing 5% or more of the total combined voting power or value of all classes of the Company’s stock, or (ii) the employee’s rights to purchase stock under the ESPP (and all other plans of the Company) accrue at a rate that exceeds $25,000 of the fair market value of the Company’s common stock on the effective date of the applicable offering for each calendar year in which the option is outstanding at any time.

Purchase Price. The ESPP provides that the price at which shares are sold to participating employees will be no less than 85% of the fair market value per share of the Company’s common stock on (i) the first trading day of the offering period or (ii) the last trading day of the offering period, whichever is lower. The administrator of the ESPP may determine prior to an offering period the price at which shares are sold to participating employees will be higher than such amount. Currently, the purchase price for shares purchased under the ESPP is 95% of the fair value per share on the last day of the offering period. The fair market value of the Company’s common stock on a given date is determined by reference to the closing sale price of the Nasdaq National Market.

Payment of Purchase Price. The purchase price of the shares is accumulated by payroll deductions over the offering period. Payroll deductions may not exceed 15% of a participant’s compensation. A participating employee may discontinue his or her participation in the ESPP at any time during the offering period. The Board of Directors or the Compensation Committee may establish rules regarding the ability of a participant to increase or decrease his or her rate of payroll deductions during an offering period. Payroll deductions will commence on the first payday following the offering date and will continue at the same rate until the end of the offering period unless terminated earlier as provided in the ESPP.

Purchase of Stock; Exercise of Option. By executing a subscription agreement to participate in the ESPP, the employee is entitled to have a specified number of shares of Company common stock placed under option to him or her. The number of shares purchased depends on the fair market value of the Company’s common stock on the last business day of the offering period and the cumulative amount of an employee’s contributions at the end of the offering period. On the option exercise date, an employee’s accumulated contributions will be used to purchase whole shares at the purchase price.

If the number of shares which would otherwise be placed under option at the beginning of an offering period exceeds the number of shares then available under the ESPP, a pro rata allocation of the shares remaining will be made in as equitable a manner as is practicable.

Withdrawal. A participant may withdraw from the ESPP at any time by delivering to us a notice of withdrawal. Such withdrawal may be elected at any time prior to the end of the applicable offering period. Any withdrawal by an employee during a given offering period automatically terminates the employee’s interest in that offering period, and the employee may not participate in the ESPP until the next offering period begins.

Termination of Employment. Termination of a participant’s employment for any reason, including retirement or death, cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned without interest to such participant, or in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

Capital Changes. In the event of any changes in the Company’s capitalization, such as stock splits or stock dividends, resulting in an increase or decrease in the number of shares of common stock, effected without receipt of consideration by the Company, appropriate adjustment will be made in the shares subject to purchase and the in the purchase price per share.

Merger; Change of Control. In the event of a merger or consolidation whereby holders of the Company’s capital stock before the transaction continue to own at least 80% of the voting power after the transaction (“Continuity of Control”), the holder of each outstanding option will be entitled, at the next exercise date, for each share as to which the option is exercised, to receive the securities or property a holder of one share was entitled to receive at the time of such merger or consolidation. If there is no Continuity of Control upon the merger or consolidation, or if there is a sale of all or substantially all of the assets of the Company, while options remain outstanding, the Board or its designated committee may (i) cancel the outstanding options as of a date prior to the effective date of the event or transaction, and cause the payment to option holders of their payroll deductions; or (ii) cancel the outstanding options as of the effective date of the event or transaction, provided that notice in advance of such cancellation shall first be given to each option holder, allowing sufficient time for the option holder to elect to either exercise the outstanding options in full or withdraw payroll deductions prior to the effective date of the transaction or event.

Nonassignability. No rights or accumulated payroll deductions of an employee under the ESPP may be pledged, assigned, transferred or otherwise disposed of for any reason (other than by will and the laws of descent and distribution) and any such attempt may be treated by the Company as an election to withdraw from the ESPP.

Amendment and Termination of the ESPP. The Board of Directors may, at any time, amend or terminate the ESPP, except that any such termination will not affect options previously granted nor may any amendment make any changes in an option granted prior thereto which adversely affects the rights of any participant. To the extent necessary to comply with applicable law, regulation or stock exchange or market rules, the Board of Directors will obtain stockholder approval in such manner and to such a degree as required.

Certain United States Federal Income Tax Information. The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and more than one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sales or disposition over the purchase price, or (b) the excess of the fair market value of the shares at the time of purchase over the purchase price. Any additional gain will be treated as long-term capital gain.

If the shares are sold or otherwise disposed of on or before the expiration of the above holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss of such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except that it is entitled to a deduction for ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

New Plan Benefits

As of the date hereof, no shares have been issued on the basis of the share increase for which shareholders approval is sought under this Proposal 2. Accordingly, future benefits or amounts received are not determinable. The following table presents information with respect to shares purchased under the ESPP by the named groups during the year ended December 31, 2008.

Named Group	Number of Shares Purchased
All current executive officers as a group (6 persons)*	—
All current outside directors as a group (7 persons)	—
All employees (including all current officers who are not executive officers) as a group (145 persons)	15,952

*	While we cannot determine the level of future participation in the Plan, none of our executive officers have participated or are currently participating in the ESPP.

The Board of Directors recommends a vote FOR amending the ESPP to authorize the additional 100,000 shares for sale and issuance to our employees.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the 2009 fiscal year, subject to ratification by the shareholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Audit Committee and the Board of Directors recommend that shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has established a policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, consistent with its charter and applicable regulatory requirements. The Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service would (i) create a mutual or conflicting interest between the independent registered public accounting firm and us; (ii) place the independent registered public accounting firm in the position of auditing its own work; (iii) result in the independent registered public accounting firm acting in the role of management or as an employee of ours; or (iv) place the independent registered public accounting firm in a position of acting as an advocate for us. Additionally, the Audit Committee considers whether the independent registered public accounting firm is well positioned and qualified to provide effective and efficient service, based on factors such as the independent registered public accounting firm’ familiarity with our business, personnel, systems or risk profile, and whether provision of the service by the independent registered public accounting firm would enhance our ability to manage or control risk or improve audit quality, or would otherwise be beneficial to us.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee, and the Chairman must report his pre-approval decisions to the Audit Committee at its next regular meeting. The Audit Committee’s policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to our management.

SERVICES PROVIDED BY THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP to perform audit and other services for us and our subsidiaries. We have formal procedures in place for the pre-approval by the Audit Committee or its Chairman of all services provided by PricewaterhouseCoopers LLP. These pre-approval procedures are described above under the “Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm” section.

The following fees were paid to our independent registered public accounting firm for the years ended December 31, 2008 and 2007. We have determined that provision of these services is compatible with maintaining the independence of the independent registered public accounting firm:

	2008	2007
Audit Fees(1)	$1,111,500	$994,500
Audit-Related Fees(2)	202,500	104,500
Tax Fees(3)	—	50,000
All Other Fees(4)	1,500	1,500

Total	$1,315,500	$1,150,500

(1)	Includes (i) the audit of our consolidated financial statements included in our annual report on Form 10-K and services attendant to or required by, statute or regulation; (ii) the review of interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to filings with the SEC and other regulatory bodies; (iv) accounting consultations attendant to the audit; and (v) the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Includes fees for the audit of our 401(k) savings plan and a SAS 70 Type II examination in 2008, and a SAS 70 Type I examination. Type I examination in 2007.
(3)	Includes fees for U.S., federal, state and local income tax planning, tax advice and compliance, including the preparation and review of tax returns.
(4)	Fees for a subscription to an online research data base.

OTHER MATTERS

The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named as proxies on the enclosed proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

CORPORATE GOVERNANCE

Board & Committee Meetings

The Board of Directors conducts business through meetings and the activities of the Board and its committees, including taking actions by unanimous written consent. The Board met ten times during the fiscal year ended December 31, 2008, two of which were held in executive session without management. All of the current members of the Board attended at least 80% of the meetings held during their tenure, including meetings of committees on which they served.

Director Independence

The Board reviewed each director’s other affiliations and relationships, and has affirmatively determined that seven of the Board’s eight directors (including those standing for re-election at the Annual Meeting) are independent under the Nasdaq Stock Market requirements, which are the director independence standards adopted and applied by the Board. In making this determination, the Board consulted with our General Counsel to ensure that the Board’s determinations were consistent with all applicable laws and regulations, including the Nasdaq Stock Market requirements. Mr. David Blair, because he is an employee of the Company, is not considered independent.

Code of Ethics & Conduct

We insist that all of our directors, officers and employees adhere to high ethical standards and comply with all applicable legal requirements when engaging in business on our behalf. Accordingly, the Board adopted a

Code of Ethics & Conduct which complies with the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market requirements, and is applicable to all of our directors, officers and employees. The Code of Ethics & Conduct, and any future change or amendment thereto, is available on our website at www.chsi.com.

We have established a toll-free telephone number for employees to use on a confidential basis to advise our Chief Compliance Officer of any questions, reports or concerns regarding possible violations of our Code of Ethics & Conduct or of any of our policies or procedures. Employees are also invited to write to the Chief Compliance Officer on a confidential basis regarding such matters. The Audit Committee, in compliance with the Sarbanes-Oxley Act of 2002, has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters. The Ethics, Governance & Nominating Committee has established procedures for the receipt, retention and treatment of complaints regarding all other ethics and governance related matters. Both committees allow for the confidential, anonymous submission by employees of concerns regarding such matters. See also “Shareholder Communications with the Board” in the Corporate Governance section of this proxy statement for information regarding shareholder communications. In no event will any action be taken against an employee for, in good faith, making a complaint or reporting known or suspected violations.

Ethics, Governance & Nominating Committee

Members of the Ethics, Governance & Nominating Committee, which we refer to in this section as the “Committee,” include Daniel J. Houston, Chairman, Steven B. Epstein and Dale B. Wolf, all of whom are independent directors for purposes of the Nasdaq Stock Market requirements. In addition to identifying candidates for the Board, this Committee focuses on a continuation of employee training and continued development of policies and procedures that range from business ethics to marketing practices and the protection of client information. The Committee held three meetings during 2008. The Committee’s charter, and any future change or amendment thereto, is available on our website at www.chsi.com.

Director Nominations

The Committee considers the following criteria in selecting individuals for recommendation to the Board as nominees: independence; financial, regulatory and business experience; character and integrity; education, background and skills; judgment; and, the ability to provide practical insights regarding our business. In addition, prior to recommending a current director for re-election to the Board of Directors, the Committee will consider and review the current director’s Board and committee attendance and performance, length of board service and knowledge of our business. The vote of a majority of the independent directors of the Board of Directors is required to nominate an individual for the Board of Directors.

The Committee also will consider suggestions from shareholders for nominees to the Board of Directors that are timely received and in proper written form. To be timely, suggestions must be delivered to the Corporate Secretary within the same time frame required to have proposals included in the proxy statement as identified in the “Shareholder Proposals” section of this proxy statement. To be in proper written form, a shareholder’s nomination suggestion should set forth in writing, as to each person whom the shareholder wishes the Committee to consider for nomination for election as a director, all information relating to that person’s qualification which the shareholder believes the Committee should consider, including the biographical and other information regarding the person which would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC. The shareholder should also furnish the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, the shareholder’s own name and address as they appear on our corporate records and the number of shares of our common stock that both the shareholder and the nominee beneficially own.

The process that the Committee follows when it identifies and evaluates individuals to be recommended to the Board of Directors for nomination is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Committee will rely on personal contacts of Committee members and other members of the Board of Directors. The Committee will also consider director candidates recommended by shareholders in accordance with the policies and procedures set forth above. The Committee has not previously used an independent search firm to identify nominees, but reserves the right to do so.

Evaluation. In evaluating potential nominees, the Committee will determine whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Committee may conduct a check of the individual’s background and interview the candidate. A direct inquiry of the candidate’s willingness to serve on the Board of Directors will be made.

Ethics & Corporate Governance

The primary role of the Committee in regards to ethics and corporate governance is general oversight of our compliance with applicable laws and regulations, with our Code of Ethics & Conduct, which we refer to in this Section as the “Ethics Code”, and our Business Ethics Policies & Procedures, as well as a periodic review of the effectiveness of, and recommendation of changes to, the Ethics Code or the Policies & Procedures. Notwithstanding the foregoing, the Committee defers to the Audit Committee on all matters related to compliance with financial reporting and disclosure requirements, or securities laws and regulations. Should the division of responsibilities between the Audit Committee and the Ethics, Governance & Nominating Committee be uncertain from time to time with respect to specific matters or areas of oversight, the chairman of each of the committees will meet and confer to allocate duties and responsibilities; provided, however, that the Audit Committee, due to the more stringent standard of independence applied to its membership, shall have final authority in determining those matters which should be assigned to or addressed by the Audit Committee.

The function of the Committee is oversight and advice. It is not the duty or responsibility of the Committee to conduct compliance audits, although it may initiate compliance investigations as it deems appropriate. Management is responsible for our compliance with laws and regulations. The Committee and each of its members is entitled to rely on the expertise and knowledge of management, our compliance officer and our General Counsel, as well as professionals or experts. Communications between the Committee and our legal counsel, whether internal or outside counsel, are considered to be subject to the attorney-client privilege.

Executive Committee

The Executive Committee acts for the Board of Directors when Board action is required between meetings. Current members of the Executive Committee are Edward S. Civera, Chairman, and William E. Brock. No meetings of the committee were held during 2008.

Audit Committee

We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Current members of the Audit Committee are Michael R. McDonnell, Chairman, William E. Brock, Kenneth A. Samet and Dale B. Wolf. All members of the Audit Committee meet the standards of independence for audit committee members established by the Nasdaq Stock Market requirements and the Sarbanes-Oxley Act of 2002. The Board has determined that at least one Audit Committee Member, Mr. McDonnell, is an audit committee financial expert for purposes of SEC requirements. Acting under a charter adopted by the Board of Directors, the Audit Committee annually reviews the qualifications of and appoints our independent registered public accounting firm. The Audit Committee approves the planning and fees for the annual audit of our financial statements, and provides independent review and oversight of the quality and integrity of our accounting and financial reporting processes, published financial statements and system of internal controls. The Committee held ten meetings in 2008. The Audit Committee charter, and any future change or amendment thereto, is available on our website at www.chsi.com.

Compensation Committee

Members of the Compensation Committee are Dale B. Wolf, Chairman, Steven B. Epstein, Daniel J. Houston, Michael R. McDonnell and Kenneth A. Samet, all of whom are independent for purposes of the Nasdaq

Stock Market requirements. The Compensation Committee has the responsibility of evaluating the performance of, and recommending to the Board of Directors salary and incentive compensation for, our executive officers and senior management. The Compensation Committee held four meetings in 2008. The Compensation Committee charter, and any future change or amendment thereto, is available on our website at www.chsi.com.

Independent Directors’ Meetings

All directors deemed independent under the Nasdaq Stock Market requirements meet at least twice per year in scheduled semi-annual executive sessions. During 2008, Mr. Civera served as the lead director to preside over the meetings of the independent directors. Non-scheduled sessions of the independent directors may also be held from time to time. Among other things, the independent directors have developed topics and matters for management to address at future Board meetings. Their activities, to the extent they choose to report them, are reflected in reports from the lead director. The independent directors met two times in executive session in 2008.

Shareholder Communications with the Board

Any person who wishes to communicate with the entire Board of Directors, an individual director, a committee of the Board or the independent directors as a group, should mark such communication “confidential” and address it to the specific intended recipient(s) c/o Bruce F. Metge, Corporate Secretary & General Counsel, Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850. All correspondence will be reviewed by the Corporate Secretary & General Counsel to determine the nature and subject matter of the communication and the corresponding appropriate recipient (e.g., the appropriate committee, committee chairman or other individual director). Items unrelated to the duties and responsibilities of the Board, such as ordinary service or product complaints or inquiries, job inquiries, business solicitations, mass mailings or other material considered, in the reasonable judgment of the Corporate Secretary & General Counsel, unsuitable or unrelated to the responsibilities of the Board may be excluded. Communications relating to accounting, internal controls or auditing matters will be treated on a confidential basis according to the Audit Committee’s policies and procedures regarding those matters and will be delivered to the Chairman of the Audit Committee. Communications relating to ethical conduct will be treated on a confidential basis according to the Ethics, Governance & Nominating Committee’s or the Audit Committee’s policies and procedures regarding such matters, as appropriate, and delivered to the chairman of the appropriate committee. All communications concerning the Corporate Secretary & General Counsel should be marked “confidential” and addressed to the Chairman of the Ethics, Governance & Nominating Committee or the Chairman of the Audit Committee, as appropriate, c/o David T. Blair, Chief Executive Officer, Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

The Board of Directors encourages directors to attend annual meetings of shareholders as a means of promoting communication between shareholders and directors. In furtherance of this policy, we historically have scheduled a meeting of the Board of Directors to immediately follow each annual meeting of shareholders. All of our directors were present at the 2008 annual meeting of shareholders.

COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy

Our executive compensation program is designed to facilitate our ability to attract, retain, motivate and reward an executive team to fulfill our strategic and financial plans centered on the goal of increasing shareholder value. Our compensation program is fundamentally grounded in a pay-for-performance philosophy. We consider all elements of compensation that would enable us to compete effectively in the marketplace for outstanding executive talent. Our compensation philosophy is based on the following principles:

•	to attract, retain, and motivate top quality executives in a competitive environment for executive talent,

•	to drive the achievement of our strategic objectives, both short-term and long-term,

•	to provide rewards that reflect our corporate financial, operational and strategic performance, as well as the executive’s individual performance, and

•	to align the interests of our executive team with the interests of our shareholders.

Compensation Program Administration & Development

Role of the Compensation Committee

The Compensation Committee establishes our philosophy for executive compensation, develops the various elements of our compensation programs, establishes the targets under the compensation programs, administers the compensation programs and monitors the success of those programs in achieving the goals of our compensation philosophy.

The Compensation Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Compensation Committee’s responsibilities. The Compensation Committee and the Board of Directors review the charter at least annually to ensure that its scope is consistent with the Board’s objectives for the Compensation Committee’s activities. Under the charter, the Compensation Committee is charged with the responsibility for the oversight and administration of our compensation program, including our cash- and equity-based plans. The Compensation Committee has responsibility for determining the compensation of our Chief Executive Officer based on its evaluation of his performance and, in consultation with the Chief Executive Officer, the compensation of our other executives. The charter authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

Role of Management

Our Chief Executive Officer and our other executives develop recommendations regarding the appropriate mix and level of compensation for their direct reports. Those recommendations are based on our compensation philosophy, the range of compensation programs authorized by the Compensation Committee and the performance of their direct reports. The Chief Executive Officer meets with the Compensation Committee to review and discuss his recommendations concerning the compensation for each of the other executive officers. The Compensation Committee has discussions, at its request, with our Chief Executive Officer in the course of establishing incentive goals and objectives related to his own compensation and to communicate any evaluation; however, he does not participate in the Committee’s decisions or deliberations regarding such matters.

Compensation Consultants & Surveys

In the fulfillment of its responsibilities, the Compensation Committee solicits input and recommendations from the executive team and seeks the guidance and expertise of compensation consultants.

Frederic W. Cook & Co., Inc. (“Cook”), a nationally recognized independent compensation consultant, was retained by the Compensation Committee in 2008 to provide guidance regarding executive compensation decisions and to review the Company’s executive compensation program. Cook issued a survey in October 2008 that included an executive compensation review for our executive officers, a share usage and dilution analysis (measuring the amount of stock we use for equity awards compared to current and three-year historical figures) and a fair value transfer analysis (measuring the aggregate value of long-term incentives we grant as a percentage of market capitalization). Cook’s executive compensation review provided research on our peers’ executive compensation program design features that included annual bonus plan metrics, long-term incentive plan metrics and executive stock ownership guideline practices. All analyses were based on publicly available information. The Compensation Committee based its compensation program decisions on various Company-specific factors, as well as the findings and recommendations in the Cook survey.

In 2008, our historical peer group was updated to maintain its competitive relevance. The Company is included in several market indexes, such as the Russell 2000 and S&P SmallCap 600, which include a broader set of health care service companies of comparable operating scale to evaluate as peers. These companies serve clients with similar market characteristics (e.g., managed care plans, self-insured employers and state governments), and are subject to similar levels of competition and service level requirements. Our 2008 peer group was updated to incorporate three additional companies, Amedisys, Gentiva Health Services and Lincare Holdings, that are considered size- and business-appropriate peers of ours, and remove two companies, Apria Healthcare and Matria Healthcare, as described below. The following companies comprise the industry-specific peer group for the 2008 update:

Amedisys	inVentiv Health	Owens & Minor
Amerigroup	Lincare Holdings	Parexel International
Gentiva Health Services	Magellan Health Services	PSS World Medical
Healthways	Molina Healthcare

Cook also provided executive compensation data for the following four companies: Apria Healthcare Group, Matria Healthcare, Express Scripts and Medco Health Solutions. Apria Healthcare Group and Matria Healthcare were or were in the process of being acquired at the time of the survey update, so they were removed from the peer group. Express Scripts and Medco Health Solutions, direct competitors of ours, have significantly greater revenues, scale of operations and number of employees, which would not otherwise identify them as peers for the purposes of compensation benchmarks. Accordingly, we only used the compensation program information for these four companies to provide additional industry perspective about the type and mix of compensation elements.

The survey, drawn from publicly available information, covered only those executives for whom compensation information is publicly disclosed. As a result, the information generally related to the four most highly compensated executive officers at each company, which correlates to our Chief Executive Officer, Chief Financial Officer, Executive Vice President & Chief Operating Officer and General Counsel & Secretary. In the Cook survey, the compensation of our executive officers was measured against that of other similarly situated individuals at the peer companies and included cash compensation elements (e.g., base salary and actual and target bonus) and long-term incentive elements (e.g., stock options, restricted stock and performance shares, and special non-recurring awards such as promotion, retention and new hire grants).

Company-Specific Performance Considerations

The Compensation Committee’s design of incentive compensation for our executives seeks to balance the achievement of current financial results with investments necessary to sustain and facilitate our long-term growth and profitability. As a reflection of that balance, earnings and related financial measures, client retention and prescription volume growth are the three factors that comprise a significant portion of our incentive performance compensation program.

The largest single component of our executive incentive compensation program is indexed to our achievement of annual earnings growth objectives, which are established in conjunction with the development of our annual budget and corporate goals and objectives. Additional measures derived from the budget that the Compensation Committee may use to determine executive compensation include objectives for annual cash flow from operations, working capital management and return on invested capital. Additional quantitative measures are included to address the longer-term objectives and these consist principally of retention and growth metrics.

Client retention is a critical measure of our performance, and accordingly, is a heavily weighted component of our incentive program. The renewal of long-term client relationships reflects our success in delivering high-quality, cost-efficient pharmacy programs to our clients. The continuity of client relationships enhances our reputation, provides a source of references for new business, sustains our profitability and provides visibility to our longer-term business performance.

Growth in revenues and prescription volume are other heavily weighted components of our incentive compensation program. Our success in adding new clients is a critical measure of our competitive success. Growth may be accompanied by short-term delays in profitability as new business may require significant capital and operating investments in order to absorb significant volume increases. Growth in prescription volume is a key variable because it reflects the development of business volumes, which should grow in profitability as client relationships mature. As a consequence, year over year prescription volume growth is also weighted significantly in our incentive program.

The incentive compensation program also includes, to a lesser extent, key strategic and operational goals, such as acquisitions, which is another quantifiable component of our executive incentive program. The measures used to evaluate the success of an acquisition require the passage of sufficient time to be fully determinable. The successful integration of acquisitions requires several quarters to evaluate. The longer term measures of such metrics as growth contributions and return on invested capital continue over a several-year period, but become subsumed over time in the larger corporate performance metrics. Accordingly, incentive compensation measures related directly to acquisitions focus on execution and integration, which are generally measured over a six- to twelve-month post-closing period.

Examples of other objectives include strategic initiatives related to information technology integration and risk management, changes to contracting platforms for pharmaceutical manufacturer rebates and corporate development. These objectives are generally measured over a one-year period and receive less weight in the overall program than the more significant measures described above.

Our pay philosophy with respect to total direct compensation is to maintain targets based on performance objectives, which, if achieved, would produce compensation at or near our peer group median. The results of Cook’s survey were as follows:

•	Overall, the base salaries of our executive officers are 79% and 73% of the peer 25th percentile and median, respectively.

•

In the aggregate, our executive officers’ overall target cash compensation is 78% and 69% of the peer 25th percentile and median, respectively. The target bonuses of our executive officers represent the mid-point of the range, as a percentage of salary that can be earned in a fiscal year.

•

Our executive officers’ overall target total direct compensation equaled 119% of the peer 25th percentile and 106% of the median in aggregate (excluding the one time grant of 40,000 shares to Mr. Blair associated with his entering into a new employment agreement in February 2008, our officers’ overall target total direct compensation equaled 100% and 89% of the peer 25th percentile and median, respectively). By targeting approximately one-half of total direct compensation in the form of equity incentives, our relative use of equity compensation is greater than that of our peers.

Tax & Accounting Considerations

We evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption, on an annual basis and as tax rules and regulations change to ensure that we understand the financial impact of each program. These evaluations include a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment, or to avoid adverse consequences.

In particular, in light of the financial accounting expense requirement of FAS 123(R), we determined in 2005 that our equity-based compensation awards would focus on grants of restricted stock, and that we would cease granting stock options. In order to preserve flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible for purposes of Internal Revenue Code Section 162(m), which limits the deductibility of certain compensation paid to our executive officers. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Elements of Our Executive Compensation

Our executive compensation program consists of the following elements:

•	base salary,
•	annual cash incentive,
•	non-equity, performance-based incentive,
•	long-term equity incentive,
•	health and related benefits, and
•	perquisites and other compensation.

The allocation of compensation among these elements is designed to provide an appropriate mix of short-term and long-term compensation, and cash and equity compensation.

We operate so that a greater portion of an employee’s potential compensation is determined based on an evaluation of their performance and the achievement of specific corporate and individual objectives as the employee moves to higher levels of responsibility with greater ability to influence the results of our business. For our named executive officers, we administer our compensation programs so that a significant portion of their total direct compensation consists of annual cash incentives and equity incentives, which are awarded based on an evaluation of their performance.

We seek to compensate our executives in a manner competitive with the marketplace. In this regard, we initially look to the median levels of compensation provided to executives across all elements of compensation in the peer group analyses. We also consider the following factors to make appropriate adjustments in compensation:

•	specific needs and characteristics of the executive’s positions,
•	the executive’s industry and organizational experience,
•	the executive’s specific responsibilities,
•	level of prior cash incentive awards,
•	realized value of prior equity-based awards,
•	current unrealized value of prior equity awards, and
•	compensation mix and compensation elements.

Base Salary

Base salary is intended to provide our executive officers with a fair and competitive level of assured cash compensation that reflects their job function, skills, leadership, organization level, experience and contribution to the Company. On an annual basis, base salaries are subject to increase based on an updated assessment of these factors, and the executive’s specific performance during the past year.

Cash Incentives

Our compensation program includes annual cash incentive awards. These cash awards are intended to reflect executive performance in alignment with the achievement of our short-term and long-term financial and strategic goals. As part of our annual planning process we establish quantitative and qualitative performance measures for the Company as a whole and for department or functional areas, and individual objectives for each executive. Depending on the specific responsibilities of the executive, his performance measures will include one or more of the following:

•	net income,
•	total revenue,
•	gross margin,

•	number of prescriptions processed,
•	client retention rates,
•	number of new members from new client wins,
•	new client implementation success metrics,
•	acquisition integration milestones,
•	consummation of an acquisition(s),
•	specific cost reduction strategies or benchmarks,
•	specific strategic initiatives, or
•	any combination of these factors.

Our overall cash incentive structure for the Company in 2008 consisted of the following four tiers. The potential cash incentive range for our executive officers, as set forth in their employment agreements, falls under this structure and is consistent with the following ranges:

•	Tier 1—Chief Executive Officer; cash incentive award ranging up to 200% of base salary;

•	Tier 2—Executive Officers and Senior Vice Presidents and equivalents; cash incentive award ranging up to 150% of base salary;

•	Tier 3—Vice Presidents and equivalents; cash incentive award ranging up to 45% of base salary; and

•	Tier 4—All other employees who are cash incentive eligible.

Long-Term Equity Incentive

Our equity incentive compensation program consists of equity-based awards to executive officers, senior management and other employees pursuant to our 1999 Stock Option Plan, 2000 Stock Option Plan, 2003 Equity Incentive Plan or 2006 Stock Incentive Plan. We use our equity-based compensation program as an incentive to reward outstanding performance and focus our management team on the task of creating long-term shareholder value. By increasing their equity holdings, we provide our executive officers with a continuing stake in our long-term success. The nature and size of the awards under our equity-based program are determined based on achievement of the same specific goals and objectives as are applicable to cash compensation as stated above, resulting in (i) total direct compensation approximating the median for the peer group, and (ii) a balance of multi-year vesting of long-term equity compensation, which may total approximately one-half of total direct compensation.

The Board determined that awards of restricted stock would be our primary form of equity-based compensation while reserving the ability to award stock options to employees in special situations. During the year ended December 31, 2008, no stock options were granted to our named executive officers or employees.

Our Compensation Committee ratifies equity-based awards during January or February of each year based on the evaluation of executive officer, employee and Company performance during the prior year. However, awards also may be made at other times during the year based on specific circumstances, including the hiring of a new employee, a specific contractual commitment or a change in position or responsibility. The Compensation Committee, with Board ratification, is responsible for awards made to the Chief Executive Officer and the other executive officers. The Compensation Committee considers the recommendations of our Chief Executive Officer and other executive officers with respect to awards contemplated for their direct reports. The Board has granted our Chief Executive Officer the authority to grant restricted stock awards to non-executive employees and consultants pursuant to the 2003 Equity Incentive Plan and the 2006 Stock Incentive Plan consistent with our overall philosophy of rewarding strong performance with equity ownership in the Company. Pursuant to this authorization, no single award may exceed 5,000 underlying shares of our common stock, and the aggregate awards may not exceed the total number of shares established by the Board or the Compensation Committee of the Board.

Timing of Equity Grants. The release of material, non-public information reflects long-established timetables for the disclosure of such information, such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The determination of when to grant stock options or restricted stock is made independent of any decision regarding the release of material, non-public information. Our decision to focus our grant of equity compensation as awards of restricted stock with length of service vesting periods essentially removes any ability to affect tax or exercise costs to a recipient by the timing of grants.

Chief Executive Officer Compensation

Effective April 1, 2008, our Chief Executive Officer’s base salary was increased from $425,000 to $495,000. In determining our Chief Executive Officer’s base salary for 2008, the Compensation Committee conducted a performance review in February, 2008 that considered his financial, strategic and operational achievements during 2007. In its review, the Compensation Committee noted that Mr. Blair had again taken on responsibility for continued growth and success in meeting annual objectives. Compared to 2006, our net income in 2007 grew by 24%, revenues increased 46%, prescription claims volume increased 42% and we again achieved a client retention rate in excess of 98%. Based on Mr. Blair’s performance relative to his goals and objectives, he was awarded a cash incentive of $425,000 and 40,000 shares of our restricted common stock pursuant to the 2006 Stock Incentive Plan. In addition, his base salary was increased to $495,000, which represents an increase of 16.5% in his base salary from $425,000 for 2007. Based on our performance, Mr. Blair earned approximately 90% of the targeted total direct compensation level for 2007. Mr. Blair’s salary increase and an additional award of 40,000 shares of restricted common stock became effective February 28, 2008 in connection with a new employment agreement effective that date and more fully described in the “Employment & Change in Control Arrangements” section below.

The Compensation Committee conducted a performance review in February 2009 that considered the Company’s financial, strategic and operational achievements in 2008. In its review, the Compensation Committee noted that Mr. Blair had taken on increased responsibilities for continued growth and completed two acquisitions. Compared to 2007, the Company’s net income in 2008 grew by 28%, revenues increased by 37% and the Company realized a client retention rate in excess of 97%. Based on Mr. Blair’s performance relative to his goals, he was awarded a $400,000 cash bonus and grant of 45,000 shares. To reflect a conservative approach in the current economic climate, Mr. Blair proposed that the base salaries of the senior executives be maintained at last year’s levels. This approach was approved by the Compensation Committee and unanimously adopted by the Board. Consistent with this approach, Mr. Blair’s base salary remains at $495,000.

We believe that Mr. Blair’s compensation is consistent with our objective to reward, align, motivate and challenge our Chief Executive Officer to continue leading the Company successfully.

Compensation for the Other Named Executive Officers

In determining compensation for Messrs. Grujich and Farah for 2008, in February 2008 the Compensation Committee reviewed the performance appraisals and base salary and bonus recommendations presented by our Chief Executive Officer. The Compensation Committee and the Board accepted the recommendations as presented and, effective February 28, 2008, adjusted the base salary for Mr. Grujich to $345,000, representing an increase of 15% from his base salary in 2007. In addition, the Board of Directors awarded Messrs. Grujich and Farah cash bonuses of $220,000 and $35,000, respectively. As was the case in 2006, these bonuses were determined largely with reference to the same quantifiable goals and objectives related to earnings, prescription claim volume growth and client retention that are shared by all bonus eligible employees, including our Chief Executive Officer. The Compensation Committee and the Board granted Messrs. Grujich (in connection with a new employment agreement effective February 28, 2008) and Farah 30,000 and 5,000 shares of restricted common stock, respectively, pursuant to the 2006 Stock Incentive Plan. For additional information concerning Mr. Grujich’s new employment agreement, see the “Employment & Change in Control Arrangements” section below.

Mr. Tran’s 2008 compensation according to his June 1, 2008 employment agreement consists of a base salary of $295,000 and provides for target ranges for annual cash and stock incentive awards, with Mr. Tran’s annual cash incentive award target ranging from 0% to 100% of his base salary, with a 50% of base salary target, and his potential annual restricted stock incentive award ranging from 10,000 to 20,000 shares, with a target of 15,000 shares. In connection with his employment agreement, Mr. Tran was granted an initial award of 25,000 shares.

Mr. Metge’s 2008 compensation according to his July 1, 2008 employment agreement consists of a base salary of $310,000 and provides for target ranges for annual cash and stock incentive awards, with Mr. Metge’s annual cash incentive award target ranging from 0% to 60% of his base salary, with a target of 30% of his base salary, and his potential annual restricted stock incentive award ranging from 0 to 10,000 shares, with a target of 5,000 shares. In connection with his employment agreement, Mr. Metge was granted an initial award of 10,000 shares.

In February 2009, the Compensation Committee, in determining the compensation of our other named executive officers for 2008, reviewed the performance appraisals and base salary and bonus recommendations presented by our Chief Executive Officer for Messrs. Grujich, Tran and Metge. The Compensation Committee and the Board accepted the recommendations as presented and base salaries for Messrs. Grujich, Tran and Metge remained at $345,000, $295,000 and $310,000, respectively. The Compensation Committee and the Board of Directors awarded Messrs. Grujich, Tran and Metge cash incentives of $220,000, $15,000, and $25,200, respectively. In determining the cash incentives of Mr. Tran and Mr. Metge, the Committee took into consideration their joining the Company for roughly the second half of 2008. In addition, Mr. Grujich was awarded a grant of 35,000 shares. The Committee determined to review and make restricted stock grants to Mr. Tran and Mr. Metge on their respective hiring anniversary dates. Bonuses for 2008 performance were determined largely with reference to the same quantifiable goals and objectives related to earnings, prescription claims volume growth and client retention that are shared by all bonus eligible employees, including our Chief Executive Officer.

Health & Other Benefits

We provide our employees with coverage under medical, dental, life and disability insurance plans on terms consistent with industry practice. In addition, our employees are provided access to an employee assistance program and a flexible spending plan to pay their share of health care costs, dependent care and other such costs on a pre-tax basis. We also offer our employees the opportunity to participate in our tax qualified 401(k) retirement and savings plan and we make certain employer matching contributions under that plan.

Perquisites & Other Compensation

We offer our executive officers additional compensation to further their ability to promote our business interests in our markets and to reflect competitive practices for similarly situated officers employed by our peers. Such compensation includes term life insurance, long-term disability insurance and automobile allowances. For additional information, see “2008 Perquisites & Other Compensation” in the Executive Compensation section of this proxy statement.

Employment & Change in Control Arrangements

Messrs. Blair’s and Grujich’s employment agreements dated July 1, 2005 were in effect through February 28, 2008. These employment agreements were substantially similar and provided for, among other things, three year terms, as well as a base salary, an automobile allowance and other perquisites, participation in our employee benefit plans, and reimbursement of reasonable expenses incurred in advancing our business. In addition, Messrs. Blair’s and Grujich’s employment agreements provided a target range for annual cash incentive awards.

Effective February 28, 2008, Messrs. Blair and Grujich executed new employment agreements that are substantially similar with four- and three-year terms, respectively, replacing their employment agreements of

July 1, 2005 that were scheduled to expire. These agreements modified all prior restricted stock award agreements with regard to the treatment of unvested, restricted stock awards existing at February 28, 2008 in the event of a termination of their employment by us without cause or by the executive officer with good reason, including death or disability, or in connection with a change in control of the Company. The employment agreements provide for a base salary; perquisites; a target range for cash incentive awards; an immediate grant of shares of our restricted common stock on the effective date; a target range within which the executive officer is eligible to earn annually shares of our restricted common stock awarded pursuant to our equity-based compensation plans and subject to the terms and conditions of a restricted stock award agreement; participation in our employee benefit plans; and reimbursement of reasonable expenses incurred in advancing our business. In determining to enter into these new employment agreements, and the to make the related restricted stock awards, the Compensation Committee considered the length of service of each executive officer with the Company, whether our performance has warranted increased compensation levels consistent with the median of our peer group and the interest of shareholders that our executive officers have long-term equity incentives aligned with the performance of our stock.

Mr. Donovan and the Company were parties to an employment agreement with the Company which expired on June 30, 2008. The Company and Mr. Donovan agreed to a three-year employment arrangement beginning July 1, 2008 pursuant to which Mr. Donovan assists in business development activities and is paid a base salary for the next three years ($60,000 for the first year and decreasing thereafter) in accordance with the Company’s usual payroll practices, and is entitled to participate in the Company’s standard employee benefit plans for senior employees. In connection with entering into his new arrangement, Mr. Donovan relinquished his rights in unvested restricted stock awards granted to him in 2006 and 2007.

Messrs. Tran’s and Metge’s employment agreements provide for, among other things, participation in employee benefit plans and reimbursement of reasonable expenses incurred in advancing our business. Benefits provided include reasonable paid vacation each year and term life insurance equal to at least three times the base salary.

Our executive officers have made Catalyst Health Solutions into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control, as well as to align their interests with that of our shareholders. An important consideration in our ability to attract and retain key employees is minimizing the impact on our management team of the possible disruption associated with strategic opportunities. Messrs. Blair’s, Grujich’s, Tran’s and Metge’s agreements contain provisions involving termination of their employment—such as in the event of death or disability, voluntary resignation, or termination by us without cause or for good reason—as well as provisions relating to a change of control. For further information concerning potential payments upon termination of employment, including in connection with a change in control, please see “2008 Potential Post-Termination & Change in Control Benefits” in the Executive Compensation section of this proxy statement.

Messrs. Blair’s and Tran’s agreements, and Mr. Donovan’s agreement prior to July 1, 2008, contain a provision concerning Section 304 of the Sarbanes-Oxley Act of 2002 involving the restatement of our financial information due to misconduct. The Act requires that if we are required to prepare an accounting restatement due to material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, Messrs. Blair, Donovan, and Tran, as applicable, will reimburse us for any bonus or other incentive-based or equity-based compensation received by them from us during the twelve-month period following the first public issuance or filing with the SEC, whichever occurs first, of the non-compliant financial document. In addition, Mr. Blair and Messrs. Donovan or Tran, as applicable, must reimburse us for any profits they realized from the sale of our securities during that twelve-month period.

All of our executive officers held outstanding, unvested restricted shares of our common stock under the 2003 Equity Incentive Plan and/or the 2006 Stock Incentive Plan at December 31, 2008. For further information concerning employment termination and change in control arrangements, see “2008 Potential Post-Termination & Change in Control Benefits” in the Executive Compensation section of this proxy statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

COMPENSATION COMMITTEE

DALE B. WOLF, CHAIRMAN

STEVEN B. EPSTEIN

DANIEL J. HOUSTON

MICHAEL R. MCDONNELL

KENNETH A. SAMET

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, in summary form, compensation information for the years ended December 31, 2008, 2007 and 2006 for our Chief Executive Officer, our Chief Financial Officer and our other named executive officers.

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David T. Blair	2008	$483,333	$1,197,882	$400,000	$15,834	$2,097,049
Chief Executive Officer	2007	413,750	1,020,996	425,000	40,018	1,899,764
	2006	377,500	668,655	345,000	43,930	1,435,085

Michael P. Donovan(4)	2008	180,000	151,274	—	26,078	357,352
Chief Financial Officer, Treasurer & Executive Vice President, Corporate Development	2007	295,000	569,518	—	36,378	900,896
	2006	280,000	361,536	150,000	38,182	829,718

Nick J. Grujich	2008	337,500	445,780	220,000	24,906	1,028,186
Executive Vice President & Chief Operating Officer	2007	293,750	316,233	220,000	37,206	867,189
	2006	253,125	109,383	165,000	57,783	585,291

Thomas M. Farah(5)	2008	270,000	159,445	34,238	23,800	487,483
General Counsel & Corporate Secretary	2007	265,000	154,692	35,000	23,800	478,492
	2006	248,333	68,056	70,000	30,800	417,189

Hai V. Tran(4)	2008	181,161	111,563	15,000	7,273	314,997
Chief Financial Officer & Treasurer	2007	—	—	—	—	—
	2006	—	—	—	—	—

Bruce F. Metge(5)	2008	150,430	25,369	25,200	8,995	209,994
General Counsel & Corporate Secretary	2007	—	—	—	—	—
	2006	—	—	—	—	—

(1)	Represents the dollar amount recognized for financial statement reporting purposes for restricted stock awards granted in the year, as well as prior years, in accordance with FAS 123(R). For additional information, refer to the discussion under “Stockholders’ Equity” in note 10 to our consolidated financial statements filed in our annual report on Form 10-K for the year ended December 31, 2008. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Reflects cash bonuses paid based on the Compensation Committee’s evaluation of the executive’s performance for the relevant year.
(3)	Refer to the “Perquisites and Other Compensation” table, which follows these footnotes, for an explanation of these amounts.
(4)	Mr. Donovan was our Chief Financial Officer through June 30, 2008, and, effective July 1, 2008, Mr. Tran became our Chief Financial Officer. Accordingly, Mr. Tran’s 2008 compensation reflects only the period from that date through December 31, 2008.
(5)	Mr. Farah was our General Counsel & Corporate Secretary through July 7, 2008 when he transitioned to the role of Senior Vice President. Mr. Metge joined Catalyst Health Solutions on July 7, 2008 as our General Counsel & Corporate Secretary. Accordingly, Mr. Metge’s compensation reflects only the period from that date through December 31, 2008.

Perquisites & Other Compensation

The following table summarizes the perquisites and all other compensation paid to our named executive officers for the years ended December 31, 2008, 2007 and 2006.

Name	Year	Car Allowance/ Car Benefit ($)	Holiday Bonus ($)	Insurance Premiums ($)(1)		Company Contributions to 401(k) Plan ($)	Executive Relocation ($)
David T. Blair	2008	—	—	$12,334	(2)	$3,500	—
	2007	$24,000	—	12,518	(2)	3,500	—
	2006	24,000	—	11,930	(2)	8,000	—

Michael P. Donovan	2008	10,000	—	12,578	(3)	3,500	—
	2007	20,000	$300	12,578	(3)	3,500	—
	2006	20,000	300	9,882	(3)	8,000	—

Nick J. Grujich	2008	4,000	—	17,406	(4)	3,500	—
	2007	16,000	300	17,406	(4)	3,500	—
	2006	12,267	300	17,406	(4)	8,000	$19,810

Thomas M. Farah	2008	20,000	300	—		3,500	—
	2007	20,000	300	—		3,500	—
	2006	20,000	300	—		10,500	—

Hai V. Tran	2008	—	—	7,273	(5)	—	—
	2007	—	—	—		—	—
	2006	—	—	—		—	—

Bruce F. Metge	2008	—	—	6,995	(6)	2,000	—
	2007	—	—	—		—	—
	2006	—	—	—		—	—

(1)	Pursuant to their employment agreements, we offer Messrs. Blair, Donovan, Grujich, Tran and Metge term life insurance and long-term disability insurance beyond that offered to our other employees.
(2)	Consists of premiums for term life insurance of $6,240, $6,424 and $6,240, and long-term disability insurance of $6,094, $6,094 and $5,690, in 2008, 2007 and 2006, respectively.
(3)	Consists of premiums for term life insurance of $4,490 each year, and long-term disability insurance of $8,088, $8,088 and $5,392 in 2008, 2007 and 2006, respectively.
(4)	Consists of yearly premiums for term life insurance of $9,780 each year and long-term disability insurance of $7,626 each year.
(5)	Consists of premiums for term life insurance of $2,438 and long-term disability insurance of $4,835.
(6)	Consists of premiums for term life insurance of $6,695.

Employment Agreements

We currently have executed employment agreements with Messrs. Blair, Grujich, Tran and Metge.

Effective February 28, 2008, Messrs. Blair and Grujich executed new employment agreements with four- and three-year terms, respectively, replacing their employment agreements of July 1, 2005. These new agreements are substantially similar and provide for a base salary, as identified under our Compensation Discussion & Analysis, participation in our employee benefit plans, perquisites, reimbursement of reasonable expenses incurred in advancing our business, an immediate grant of shares of our restricted common stock on the effective date and a target range within which the executive officer is eligible to earn shares annually of our restricted common stock awarded pursuant to our equity-based compensation plans and subject to the terms and conditions of a restricted stock award agreement.

Messrs. Tran’s and Metge’s agreements each have three-year terms and provide for a base salary, as identified under our Compensation Discussion & Analysis, participation in our employee benefit plans, perquisites, reimbursement of reasonable expenses incurred in advancing our business, a grant of shares of our restricted common stock and a target range within which the executive officer is eligible to earn a bonus.

All employment agreements provide our executives with certain payments and benefits upon termination of service, including a termination after a change in control. See “2008 Potential Post-Termination & Change in Control Benefits” section below. Messrs. Blair’s, and Tran’s agreements contain a provision requiring certain reimbursements by them in the event we are required to prepare an accounting restatement due to material non-compliance or as a result of misconduct with respect to our financial reporting obligations under the federal securities laws.

2008 Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards to our named executive officers during the year ended December 31, 2008. All awards were granted pursuant to the 2006 Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshhold ($)	Target ($)	Maximum ($)
David T. Blair		—	$495,000	$990,000	—		—
	2/28/08	—	—	—	40,000	(3)	$1,113,600
	2/28/08	—	—	—	40,000	(3)	1,113,600
Michael P. Donovan		—	—	—	—		—
Nick J. Grujich		—	258,750	517,500	—		—
	2/28/08	—	—	—	30,000	(4)	835,200
Thomas M. Farah		—	67,500	135,000	—		—
	2/28/08	—	—	—	5,000	(5)	139,200
Hai V. Tran		—	147,500	295,000	—		—
	6/3/08	—	—	—	25,000	(6)	765,000
Bruce F. Metge		—	93,000	186,000	—		—
	9/10/08	—	—	—	10,000	(7)	332,100

(1)	Amounts represent the threshold, target and maximum payouts under the annual bonus plan for 2008 and their respective employment agreements for Messrs. Blair, Grujich, Tran and Metge. With regard to Mr. Farah, the amounts represent threshold, target and maximum payouts under the Non-Equity Incentive Plan based upon the range used for executive officers.
(2)

Based on the grant date fair value of the restricted stock award as determined under Financial Accounting Standard No. 123(R). Refer also to the discussion under “Stockholders’ Equity” in note 10 to the consolidated financial statements filed in our annual report on Form 10-K for the year ended December 31, 2008. No stock option awards were granted to our named executive officers during 2008. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	On February 28, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 80,000 shares of restricted stock, 40,000 shares of which were awarded pursuant to his employment agreement dated February 28, 2008 and 40,000 shares of which were awarded based on 2007 performance. The shares vest in four equal, annual installments, with the first installment vesting on February 28, 2009.
(4)	On February 28, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Grujich was awarded a total of 30,000 shares of restricted stock. The shares were awarded pursuant to his employment agreement dated February 28, 2008 and vest in four equal, annual installments, with the first installment vesting on February 28, 2009.
(5)	On February 28, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Farah was awarded a total of 5,000 shares of restricted stock. The shares vest in four equal, annual installments, with the first installment vesting on February 28, 2009.
(6)	On June 3, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Tran was awarded a total of 25,000 shares of restricted stock that are scheduled to vest in four equal, annual installments, with the first installment vesting on June 3, 2009.
(7)	On September 10, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Metge was awarded a total of 10,000 shares of restricted stock that are scheduled to vest in four equal, annual installments, with the first installment vesting on September 10, 2009.

2008 Outstanding Equity Awards

The following table provides information on all outstanding equity awards, consisting of stock options and restricted stock, held by our named executive officers as of December 31, 2008.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David T. Blair	703,500	(3)	$6.62	06/10/12	—		—
	—		—	—	30,000	(4)	$730,500
	—		—	—	30,000	(5)	730,500
	—		—	—	40,000	(6)	974,000
	—		—	—	40,000	(6)	974,000
Michael P. Donovan	15,000		6.62	06/10/12	—		—
Nick J. Grujich	65,000		15.96	2/1/15	—		—
	—		—	—	7,500	(7)	182,625
	—		—	—	6,000	(8)	146,100
	—		—	—	15,000	(9)	365,250
	—		—	—	30,000	(10)	730,500
Thomas M. Farah	28,500		2.42	4/1/12	—		—
	25,000		4.00	12/10/12	—		—
	—		—	—	5,000	(11)	121,750
	—		—	—	7,125	(12)	173,494
	—		—	—	5,000	(13)	121,750
Hai V. Tran	—		—	—	25,000	(14)	608,750
Bruce F. Metge	—		—	—	10,000	(15)	243,500

(1)	All outstanding stock options vested and became exercisable as of December 31, 2005.

(2)	Based upon the closing price of our common stock of $24.35 as traded on The Nasdaq Global Select Market on December 31, 2008.
(3)	Mr. Blair has adopted a plan consistent with the Company’s trading policies and Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, that allows for the exercise of 682,500 options (all with an expiration date of June 2012) and the sale of the underlying shares on a ratable basis throughout the three (3) year period from May 2009 until the June 2012 expiration date.
(4)	On February 23, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Blair was awarded a total of 50,000 shares of restricted stock that are scheduled to vest in five equal, annual installments, with the first installment vesting on February 23, 2007.
(5)	On August 9, 2007 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 40,000 shares of restricted stock that are scheduled to vest in four equal, annual installments, with the first installment vesting on February 26, 2008.
(6)	On February 28, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 80,000 shares of restricted stock that are scheduled to vest in four equal, annual installments, with the first installment vesting on February 28, 2009, of which 40,000 shares were awarded pursuant to his employment agreement dated February 28, 2008, and 40,000 shares were awarded based on his 2007 performance.
(7)	On February 23, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Grujich was awarded a total of 15,000 shares of restricted stock that are scheduled to vest in four equal, annual installments with, the first installment vesting on February 23, 2007.
(8)	On November 8, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Grujich was awarded a total of 10,000 shares of restricted stock that are scheduled to vest in five equal annual installments, with the first installment vesting on November 8, 2007.
(9)	On August 9, 2007 pursuant to the 2006 Stock Incentive Plan, Mr. Grujich was awarded a total of 20,000 shares of restricted stock that are scheduled to vest in four equal, annual installments, with the first installment vesting on February 26, 2008.
(10)	On February 28, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Grujich was awarded a total of 30,000 shares of restricted stock that are scheduled to vest in four equal, annual installments, with the first installment vesting on February 28, 2009.
(11)	On February 23, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Farah was awarded a total of 10,000 shares of restricted stock that are scheduled to vest in four equal, annual installments, with the first installment vesting February 23, 2007.
(12)	On August 9, 2007 pursuant to the 2006 Stock Incentive Plan, Mr. Farah was awarded a total of 9,500 shares of restricted stock that are scheduled to vest in four equal, annual installments with the first installment vesting on February 26, 2008.
(13)	On February 28, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Farah was awarded a total of 5,000 shares of restricted stock that vest in four equal, annual installments, with the first installment vesting on February 28, 2009.
(14)	On June 3, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Tran was awarded a total of 25,000 shares of restricted stock that are scheduled to vest in four equal, annual installments, with the first installment vesting on June 3, 2009.
(15)	On September 10, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Metge was awarded a total of 10,000 shares of restricted stock that are scheduled to vest in four equal, annual installments, with the first installment vesting on September 10, 2009.

2008 Option Exercises & Stock Vested

The following table represents all stock option exercises and vesting of restricted stock during the year ended December 31, 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David T. Blair	117,000	$2,388,410	40,000	$1,138,600
Michael P. Donovan	394,480	9,586,490	21,700	615,375
Nick J. Grujich	—	—	10,750	279,718
Thomas M. Farah	51,500	1,281,953	4,875	131,781
Hai V. Tran	—	—	—	—
Bruce F. Metge	—	—	—	—

(1)	Represents the fair market value in excess of the exercise price on the date of exercise for all options exercised in 2008.
(2)	Represents the value of vested restricted stock awards based on the closing price of our common stock as traded on The Nasdaq Global Select Market on the date of vesting.

2008 Potential Post-Termination & Change in Control Benefits

As described in our Compensation Discussion & Analysis, we maintain certain arrangements with our named executive officers that provide for termination benefits. The information below describes and quantifies compensation that would have become payable under our existing plans and arrangements if a named executive’s employment had terminated on December 31, 2008, given the named executive’s compensation level and, as applicable, based on the closing price of our common stock as traded on The Nasdaq Global Select Market on that date. These benefits are in addition to benefits generally made available to our salaried employees, such as accrued vacation and distributions from our tax-qualified plans.

Employment Agreements

We currently have employment agreements with Messrs. Blair, Tran, Donovan, Grujich, and Metge, as described below.

Messrs. Blair’s and Grujich’s Employment Agreements Effective February 28, 2008 and Messrs. Tran and Metge’s Employment Agreements Effective March 26, 2008 and May 30, 2008, respectively. Pursuant to these agreements, if an executive officer’s employment is terminated due to death or permanent disability, by us without cause or by the executive officer with good reason, upon the satisfaction by the executive officer of the conditions stipulated in the employment agreement, including the execution, waiver and release of claims, the executive officer is entitled to two times his base salary payable in the form of a salary continuation over the twelve-month period following his termination date; health care benefits at our expense for a period of twelve months following his termination date; and immediate vesting on the date of termination of all equity awards held by the executive officer that relate to our common stock that would have vested in the twelve-month period following his termination date. Good reason means that we assigned duties that were inconsistent in any material respect with the executive officer’s position (including status, offices, titles and reporting relationships), and we failed to honor all of the terms of his employment agreement, excluding for such purpose, any isolated, insubstantial and inadvertent action by us not taken in bad faith and which we remedied promptly after receiving the executive officer’s written notice.

If an executive officer’s employment is terminated by us for cause or by the executive officer without good reason, he is entitled to his base salary through the date of termination, reimbursement for any unreimbursed business expenses properly incurred by him in accordance with our policy prior to his termination date, and employee benefits, if any, to which he may be entitled under the terms of our employee benefit plans.

In the event of a change in control of the Company, as defined in the employment agreement, and subject to the executive officer’s continued employment with us on the date of a change in control, all equity awards held by the executive officer that relate to our common stock that are unvested as of the date of the change in control will vest immediately prior to the date of the change in control. In addition, if the executive officer’s employment is terminated within twelve months after a change in control by us without cause or by the executive officer for good reason, then the executive officer is entitled to lump-sum payments equal to two times his base salary and two times his target bonus, as defined in the employment agreement, without regard to any reduction in base salary after the change in control; and health care benefits at our expense for a period of twelve months following his termination date. In addition, all equity awards granted to the executive after the date of a change in control that would have vested in the twelve-month period following his termination date will vest immediately prior to his termination date. However, the amount of benefits payable to the executive or accelerated for his benefit as a result of the change in control will be reduced so that those payments will not be subject to the excise tax imposed by Section 4999 of the Code.

Restricted Stock Award & Stock Option Agreements

Restricted Stock Awards. As of December 31, 2008, all of our named executive officers held restricted shares of common stock awarded pursuant to our 2003 Equity Incentive Plan and/or our 2006 Stock Incentive Plan, which we call in this section the “2003 Plan” and the “2006 Plan”, respectively.

With regard to awards made pursuant to the 2003 Plan to Mr. Farah, and according to Messrs. Blair’s and Grujich’s award agreements prior to their execution of an employment agreement effective February 28, 2008, in the event of an executive officer’s death or disability, the unvested portion of his restricted stock award will vest immediately. If the executive officer’s employment is terminated for any reason other than death or disability, all unvested shares subject to the stock award are forfeited as of the date of his termination and any rights he has to the stock award become null and void. In the event of a change in control, as defined in the Plan, all outstanding restricted shares become vested immediately as of the effective date of such change in control.

With regard to awards made pursuant to the 2006 Plan to Messrs. Farah, Tran and Metge, and to Messrs. Blair and Grujich prior to their execution of an employment agreement effective February 28, 2008, in the event an executive officer’s employment is terminated for any reason, the unvested or unearned portion of his restricted stock award is forfeited immediately upon such termination and he will have no further rights with respect to that portion. The Compensation Committee has sole discretion to determine the effect, if any, on an award, including, but not limited to, its vesting, earning and/or exercisability, in the event of a change in control of the Company. Without limiting the effect of the foregoing, in the event of a change in control, the Compensation Committee’s discretion includes, but is not limited to, the discretion to determine that an award will vest, be earned or become exercisable in whole or in part, be assumed or substituted for another award, be cancelled without the payment of consideration, be cancelled in exchange for a cash payment or other consideration, and/or that other actions (or no action) be taken with respect to the award.

Pursuant to Messrs. Tran’s and Metge’s employment agreements, and Messrs. Blair’s and Grujich’s employment agreements effective February 28, 2008, in the event an executive officer’s employment is terminated by us without cause or by the executive officer for good reason, including death or permanent disability, all equity awards held by Messrs. Blair and Grujich that relate to our common stock that would have vested in the twelve-month period following their termination date had they remained employed by us during such twelve-month period will immediately vest on the date of termination. In the event of a change in control of the Company, as defined in the employment agreement, and subject to the executive officer’s continued employment with us on the date of a change in control, all equity awards held by him that relate to our common stock will fully vest immediately prior to the date of the change in control.

Stock Options. At December 31, 2008, Messrs. Blair, Grujich and Farah held vested options to purchase our common stock pursuant to our 1999 Stock Option Plan, 2000 Stock Option Plan and/or 2003 Equity Incentive Plan. All stock options are subject to the termination provisions of the grant or award agreement and the respective Plan.

In the case of stock options granted to the named executive officers under the 1999 Stock Option Plan, 2000 Stock Option Plan and 2003 Equity Incentive Plan, in the event of an executive officer’s termination for any reason other than death, disability, retirement or for cause, the executive may only exercise those options that were exercisable as of the date of termination and only for a period of ninety days following termination or until the expiration of the term of the option, if earlier. In the event of an executive officer’s termination due to death or disability, all stock options held by him may be exercised for a period of one year following the date of termination, or, if sooner, until the expiration of the stock option award. In the event of an executive officer’s retirement, he may exercise his stock options within one year following the date of termination, or, if sooner, upon expiration of the term of the option. Incentive stock options exercised more than ninety days following the date of retirement will be treated as non-qualified stock options under the Code. If an executive officer’s employment is terminated for cause, as defined in the plan, all rights with respect to his stock option awards expire immediately as of the effective date of termination.

While our stock option plans contain provisions relating to a change in control, our executive officers held no unvested stock options as of December 31, 2008.

The following table shows payments to which our named executive officers would have been entitled as a result of an assumed termination of their employment as of December 31, 2008, depending upon the nature and circumstances of such termination.

Name	Benefits	Voluntary Termination for Good Reason ($)(4)	Termination Upon Death or Disability ($)(4)	Involuntary Termination Without Cause ($)(4)	Termination Within 12 Months of Change in Control		Change in Control ($)(6)
					Involuntary Termination Without Cause ($)(2)(5)	Voluntary Termination for Good Reason ($)(2)(5)
David T. Blair(1)(2)	Employment Agreement	$1,979,575	$1,979,575	$1,979,575	$1,995,575	$1,995,575	$3,409,000
Nick J. Grujich(1)(2)	Employment Agreement	1,149,963	1,149,963	1,149,963	1,223,075	1,223,075	1,424,475
Thomas M. Farah(3)	Restricted Stock Awards	—	416,994	—	—	—	121,750
Hai V. Tran(1)	Employment Agreement	756,749	756,749	756,749	899,561	899,561	608,750
Bruce F. Metge(1)	Employment Agreement	696,449	696,449	696,449	821,574	821,574	243,500

(1)	Messrs. Tran’s and Metge’s employment agreements, and Messrs. Blair’s and Grujich’s employment agreements effective February 28, 2008, provide for a three-year term and contain substantially similar provisions with regard to a change in control of the Company.
(2)	Pursuant to their employment agreements, Messrs. Blair, and Grujich are subject to cut-back on payments, benefits and distributions to the extent payments in connection with a change in control would exceed the limits set forth in Section 280G of the Code. No effect is given in the table to such possible cut-back.
(3)	Mr. Farah has no employment agreement.
(4)	The amounts shown reflect two times the Executive’s base salary payable in the form of salary continuation over the twelve month period following the termination date. Additionally, the amounts include all equity awards held by the Executive that would have vested in the twelve month period following the Executive’s date of termination had he remained employed during such twelve months. For Messrs. Blair, Grujich, Tran and Metge, the amounts also include a continuation of health care benefits in the amount of $15,575, $15,575, $14,561, and $15,574, respectively. Amounts shown do not include term life insurance payable in an amount equal to at least three times the executive officer’s base salary, and long-term disability benefits payable up to $15,000 per month after a ninety-day elimination period up to age 65.
(5)	The amounts shown reflect two times the Executive’s base salary and two times his target bonus, payable in a lump sum upon termination. For Messrs. Blair, Grujich, Tran and Metge, the amounts also include a continuation of health care benefits in the amount of $15,575, $15,575, $14,561, and $15,574, respectively. The amounts shown do not include any amounts attributable to unvested equity awards that would vest solely as a result of a change in control. Amounts shown do not include term life insurance payable in an amount equal to at least three times the executive officer’s base salary, and long-term disability benefits payable up to $15,000 per month after a ninety-day elimination period up to age 65.
(6)	Assumes a change in control effective as of December 31, 2008. Pursuant to the restricted stock award agreements under the 2003 Equity Incentive Plan as well as the employment agreements of Messrs. Blair, Grujich, Tran and Metge, all unvested shares subject to the restricted stock award vest immediately as of the effective date of a change in control. The amounts are determined by multiplying the number of shares of restricted stock that would have vested as a result of acceleration by the closing price of our common stock as traded on the NASDAQ Global Select Market on December 31, 2008 of $24.35.

DIRECTOR COMPENSATION

General

Our directors are compensated through a combination of cash retainers and equity-based incentives. The level and mix of director compensation is revised by the Board of Directors, upon recommendation of the Compensation Committee, on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. Our review of directors’ compensation also considers the increased liability of directors at publicly-traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices. In 2006 the Board undertook a review of our director compensation program. As part of that process the Board reviewed a survey of director compensation at 39 selected companies as well as the 2005 Towers Perrin HR Services report on “Director Pay: Current Trends and Practices.” At the conclusion of this review the Board implemented our new director compensation program. The Board endeavored to establish director compensation programs at the competitive median of the marketplace for similar companies based on relative size, complexity and industry. The Board believes that the current director compensation program is appropriate for attracting and retaining qualified directors and aligning their interests with those of our shareholders.

We refer to “Qualifying Directors” as directors who were not employees, who did not have a beneficial interest in 10% or more of our common stock and who were not officers or employees of organizations that owned 10% or more of our common stock. Qualifying Directors are paid annual cash retainers for Board and committee service and are granted an award of restricted stock. These payments and awards constitute payment for all Board and committee meetings and responsibilities. Directors who were not Qualifying Directors received no compensation for service. However, all directors are reimbursed for reasonable travel and incidental expenses incurred in attending meetings and carrying out their duties as directors.

The following table provides information on the compensation paid to our directors during the year ended December 31, 2008:

				Supplemental Data
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)	Stock Awards Outstanding at Year End (#)	Stock Options Outstanding and Exercisable at Year End (#)
Thomas L. Blair	$48,000	—	$48,000	—	—
William E. Brock	66,000	$54,370	120,370	3,000	—
Edward S. Civera	160,000	54,370	214,370	3,000	35,000
Steven B. Epstein	59,000	54,370	113,370	3,000	25,000
Daniel J. Houston(2)	—	—	—	—	—
Michael R. McDonnell	68,000	54,370	122,370	3,000	15,000
Kenneth A. Samet	62,000	54,370	116,370	3,000	—
Dale B. Wolf	71,000	54,370	125,370	3,000	25,000

(1)	On June 1, 2008, each of the Qualifying Directors received an award of 2,000 shares of restricted stock pursuant to the 2006 Stock Incentive Plan. The grant date fair market value of each share subject to those restricted stock awards, as determined under Financial Accounting Standard No. 123(R) without regard to estimated forfeitures, was $30.99. The shares awarded vest in two equal, annual installments, with the first installment vesting on May 31, 2009. The amounts under the Stock Awards column represent the expense we recognized in 2008 related to the vesting of these and previously granted stock awards. Refer to the discussion under “Stockholders’ Equity” in note 10 to the consolidated financial statements filed in our Form 10-K for the year ended December 31, 2008.
(2)	Based on his employment with Principal Financial Group, Mr. Daniel Houston received no compensation for service as a director.

Cash Compensation

Qualifying Directors, other than the Chairman of the Board, are paid, in equal, quarterly installments, an annual retainer of $48,000 and an annual retainer fee for each Board committee on which they serve. No additional fees are paid to directors for their attendance at Board and committee meetings. The Chairman of the Board is paid a total annual retainer of $160,000, payable in equal, quarterly installments, for his service as Chairman and on any committees.

The following table shows the annual amount of retainers for service by chairs and members on the various committees:

Committee & Position	Annual Retainer
Audit Committee
Chair	$14,000
Member	8,000
Compensation Committee
Chair	10,000
Member	6,000
Ethics, Governance & Nominating Committee
Member	5,000
Executive Committee
Member	10,000

Equity-Based Compensation

Historically, the primary form of equity compensation that we granted our directors consisted of stock options. We selected this form because of the favorable accounting and tax treatments and the near universal expectation by Directors in our industry that they would receive stock options. The accounting treatment for stock options changed in 2006 as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options less attractive. We assessed the desirability of granting shares of restricted stock and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution.

The granting of restricted shares in our directors’ base compensation is part of our overall long-term compensation strategy that emphasizes the alignment of the interests of our Board/management team with those of our shareholders. Qualifying Directors are automatically granted restricted stock awards of 2,000 shares of common stock beginning on June 1, 2007 and on each June 1 thereafter pursuant to the 2006 Stock Incentive Plan. One-half of the shares vest on the following May 31st, and the other one-half vest on the second May 31st after the grant date. In the event of death or retirement of a director, or if the director ceases to serve as a director following a change in control, as defined in the Plan, then the vesting of the restricted stock awards would be accelerated. If a director’s service is terminated for any reason other than death, retirement or following a change of control, and he has not yet earned all or part of the award pursuant to his award agreement, then the award, to the extent not earned at the director’s termination date, is forfeited immediately upon his termination and he has no further rights to that award and the shares underlying that portion of the award that have not yet been earned and vested.

Up through and including 2005, Qualifying Directors were granted non-qualified stock options pursuant to the 2000 Directors’ Stock Option Program and the Amended & Restated 2000 Directors’ Stock Option Program. Our Qualifying Directors held an aggregate of 100,000 outstanding options as of December 31, 2008. The term of these options commences on the date of grant and expires ten years from that date, and the exercise price is the fair market value, as defined in the Plan, of our common stock on the date of grant. Based on a change in the accounting treatment for stock options as a result of Statement of Financial Accounting Standards No. 123(R), and upon approval by the Board of Directors, we accelerated unvested options as of December 31, 2005, and such options became exercisable as of that date.

Pursuant to the 2000 Directors’ Stock Option Program, and as amended and restated, in the event a Qualifying Director’s service is terminated due to death, disability or retirement, his stock options are exercisable for a two-year period following termination of his service, or if sooner, until the expiration of his stock option award. Upon a change in control, as defined in the Plan, the Qualifying Director’s stock options remain exercisable for the term of the option. In the event a Qualifying Director is terminated for cause, as defined in the Plan, his options expire immediately as of the effective date of his termination. If his service is terminated for any other reason, the Qualifying Director’s stock options are exercisable for a period of ninety days following termination of his service, or if sooner, until the expiration of his stock option award.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee provides independent review and oversight of the quality and integrity of our accounting and financial reporting processes and published financial statements, the system of internal controls that management and the Board of Directors have established, and the audit process.

The Committee met ten times during 2008, including meetings with the Company’s management and independent registered public accounting firm, and, whenever appropriate, executive sessions with our independent registered public accounting firm without management.

The Committee has reviewed and discussed with our management and our independent registered public accounting firm the audited consolidated financial statements for the year ended December 31, 2008, which are included in our annual report on Form 10-K, and management’s assessment of the effectiveness of, and the independent registered public accounting firm’s evaluation of the effectiveness of, our internal control over financial reporting. The Committee also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, including the quality and acceptability of the Company’s financial reporting process and controls.

In addition, the Audit Committee received written disclosures and the letter from PricewaterhouseCoopers as required by Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board, and has considered the compatibility of non-audit services with auditors’ independence.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and expressing opinions on the conformity of the consolidated financial statements with generally accepted auditing principles and on the effectiveness of our internal controls over financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2008, for filing with the SEC. The Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the year ending December 31, 2009, and has recommended that the Board of Directors submit such selection to our shareholders for ratification.

AUDIT COMMITTEE

MICHAEL R. MCDONNELL, CHAIRMAN

WILLIAM E. BROCK

KENNETH A. SAMET

DALE B. WOLF

STOCK OWNERSHIP

The following table provides information as of March 31, 2009, derived from beneficial ownership reports filed with the SEC and furnished to us, and other information provided to us, about the shares of our common stock that may be considered to be owned beneficially, within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, by each beneficial owner of more than 5% of our outstanding common stock, by each of our directors or nominees for director, by each of our named executive officers in the executive compensation table, and by all of our directors and executive officers as a group. Unless otherwise indicated, the business address of such person is Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

Name	Total	Percent of Common Stock Outstanding
Principal Financial Group, Inc(1).	5,746,137	13.1%
Barclays Global(2)	2,434,222	5.6%
T. Rowe Price Associates(3)	2,422,600	5.5%
David T. Blair(4)	942,575	2.1%
Nick J. Grujich(5)	155,129	*
Bruce F. Metge	10,000	*
Hai V. Tran	25,000	*
William E. Brock	14,000	*
Edward S. Civera(6)	141,000	*
Steven B. Epstein(7)	31,000	*
Daniel J. Houston(8)	—	—
Michael R. McDonnell(9)	19,000	*
Kenneth A. Samet	6,000	*
Dale B. Wolf(10)	33,000	*
All directors and executive officers as a group (11 persons)(8,11)	1,376,704	3.1%

*	Less than 1% of outstanding shares.
(1)	Daniel J. Houston, a director of Catalyst Health Solutions, is employed by Principal Financial Group or one of its affiliates. The business address for Mr. Houston is in care of Principal Financial Group, Inc., 711 High Street, Des Moines, Iowa 50392.
(2)	Pursuant to a Schedule 13G filed jointly on February 5, 2009 by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG (collectively “Barclays Global”) which reported that the aggregate number of shares owned beneficially as of December 31, 2009 was 2,434,222, with sole voting power as to 1,848,735 shares and sole dispositive power as to 2,434,222 shares. These shares are held by Barclays Global in trust accounts for the economic benefit of the beneficiaries of those accounts. The address for Barclays Global is 400 Howard Street, San Francisco, California 94105.
(3)	Pursuant to a Schedule 13-G filed on February 12, 2009 by T. Rowe Price Associates, Inc., referred to as Price Associates, the number of shares owned beneficially as of December 31, 2008 was 2,422,600, with sole voting power as to 345,300 shares and sole dispositive power as to 2,422,600 shares. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(4)	Includes 687,000 shares of common stock which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $6.62.

(5)	Includes 65,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $15.96, and 3,000 shares owned by his children over which Mr. Grujich has sole voting and dispositive power.
(6)	Includes 35,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $7.39.
(7)	Includes 25,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $10.52.
(8)	Mr. Houston disclaims any beneficial ownership with respect to the shares beneficially owned by Principal Financial Group.
(9)	Includes 15,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $17.64.
(10)	Includes 25,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $10.52.
(11)	Includes shares of common stock which may be acquired within sixty days upon the exercise of outstanding options. Directors and executive officers may hold shares in brokerage accounts which could be subjected to margin calls.

We encourage our executives to adopt a stock trading plan in accordance with the guidelines specified in Rule 10b5-1 of the Securities Exchange Act of 1934. The Rule 10b5-1 plan is designed to enable our executives to avoid any real or perceived conflict of interest in connection with the trading of our securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to the Company, or written representations that no forms were necessary, the Company believes that during the past fiscal year, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements except as follows. Due to administrative error, a late Form 4 was filed for Mr. Bruce Metge regarding the approval of a restricted stock award granted on September 10, 2008 in connection with Mr. Metge’s May 30, 2008 employment agreement. The terms of Mr. Metge’s employment agreement which stipulate the award of 10,000 shares of restricted stock pending approval at the next regularly scheduled board meeting following Mr. Metge’s commencement of employment, were disclosed in the Form 8-K announcing Mr. Metge’s employment, which was filed by the Company on June 4, 2008. Also due to administrative error, a late Form 4 was filed for Mr. Nick Grujich regarding the payment of a tax liability by the withholding of shares incident to the vesting on November 8, 2008 of restricted common stock awarded pursuant to our 2003 Equity Incentive Plan. Mr. Grujich’s ownership of the restricted shares was disclosed in the Company’s Schedule 14-A filed with the SEC on April 28, 2008.

TRANSACTIONS WITH RELATED PERSONS

It is our policy that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal shareholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee, without the participation of any member who may be involved in the transaction. In each case, the Audit Committee will consider whether the transaction is fair and reasonable to us (i) in light of all of the facts and circumstances it deems relevant, and (ii) is consistent with the provisions of our Code of Ethics & Conduct and the rules and regulations promulgated by the SEC and the Nasdaq Stock Market requirements governing related-person transactions.

During 2008, we received legal services from Epstein Becker & Green, P.C., (“EBG”), a law firm in which Mr. Steven Epstein, a Director of ours, is a shareholder. Before Mr. Epstein was elected to our Board, we engaged EBG for legal services on a variety of matters and have continued to do so since that time. EBG, one of several law firms routinely providing services to us on an as-needed basis, renders its services at the hourly rates typically charged to its other clients, and there is no retainer agreement or other form of contract obligating the use of EBG or creating a financial penalty for not using EBG. Our legal fees from EBG were approximately $144,000 in 2008.

In September 2007, we expanded our corporate offices in Rockville, Maryland, by acquiring 34,382 square feet of finished office space from two related-person lessees on the third floor of 800 King Farm Boulevard. In these transactions, we assumed one prime lease with the landlord for 17,487 square feet of space and assumed a second prime lease with the landlord for another 16,895 square feet. In the second transaction, we contemporaneously subleased 6,932 square feet of finished office space it held on the first floor of 800 King Farm Boulevard back to the related person. The transactions allowed us to consolidate operations on two contiguous floors and reflected the assumption of actual occupancy costs. The rent we charged under the sublease is our actual rent obligation for the space, which amounted to $233,000 in 2008.

In November 2008, the Company continued its expansion of corporate offices in Rockville, Maryland by acquiring an additional 3,032 square feet of finished office space from a related party lessee on the third floor of 800 King Farm Boulevard. The Company’s rent obligation for this space amounted to approximately $8,000 in 2008.

During the year 2008, the Company has purchased miscellaneous services related to the Company’s employee benefits program from Principal Financial Group, Inc., who is a 12.1% shareholder of the Company, and whose President, Daniel Houston, serves on the Board of Directors of the Company. The total value of the services provided in 2008 was approximately $172,000.

Our Senior Vice President, Pharmacy Benefits & Administration, is the brother-in-law of our Chief Executive Officer and the son-in-law of one of our former Directors. During 2008, he was paid a salary of $229,000 and earned bonus and other compensation of $49,300.

MISCELLANEOUS

We will pay the cost of this proxy solicitation and reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to soliciting proxies by mail, our directors, officers and regular employees may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities. All costs of the solicitation of proxies will be borne by the Company.

Our 2008 Annual Report to shareholders is being mailed with this proxy statement to shareholders of record as of the close of business on April 3, 2009. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to our Corporate Secretary. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

If you and others who share your address own your shares in street name, your broker or other holder of record may be delivering only one proxy statement and annual report to multiple shareholders who share an address, unless we have received contrary instructions from the impacted shareholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Catalyst Health Solutions, Inc. 800 King Farm Boulevard, Suite 400, Rockville, MD 20850, Attention: Bruce F. Metge, Corporate Secretary. Our phone number is (301) 548-2900. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future materials for your household, please contact the Company at the above address or phone number.

Copies of our annual report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2008, as filed with the SEC, will be furnished without charge to shareholders of record upon written request to the Corporate Secretary, Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

SHAREHOLDER PROPOSALS

Proposals for Inclusion in the 2010 Proxy Statement

Proposals that shareholders seek to have included in the proxy statement for our annual meeting of shareholders to be held in 2010 must be received by us no later than December 29, 2009. Any such proposals will be subject to the requirements of the proxy rules adopted by the SEC.

Other Shareholder Proposals for Consideration at the 2010 Annual Meeting of Shareholders

Our Bylaws provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a shareholder to properly bring business before an annual meeting, the shareholder must deliver written notice to our Corporate Secretary at our principal executive offices not less than 90 days before the time originally fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the shareholder’s name and address, as it appears on the our record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of our common stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board, the nominating shareholder must also provide all information regarding the nominee as required by Regulation 14A under the Securities Exchange Act of 1934, including the nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director.

EXHIBIT A

HEALTHEXTRAS, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

The purpose of this Plan is to provide eligible employees of HealthExtras, Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $0.01 par value (the “Common Stock”). One hundred thousand (100,000) shares of Common Stock in the aggregate have been approved for this purpose. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and shall be interpreted consistent therewith.

1. Administration. The Plan will be administered by the Company’s Board of Directors (the “Board”) or by one or more committees or subcommittees appointed by the Board (a “Committee”). The Board or a Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2. Eligibility. All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or a Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a)	they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and

(b)	they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an option hereunder if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

3. Offerings. The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan. Absent Board or Committee action to the contrary, offerings will begin each January 1, April 1, July 1, and October 1, or the first business day thereafter (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a three-month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or a Committee may, at its discretion, choose a different Plan Period of twelve (12) months or less for Offerings subsequent to the first Offering. Notwithstanding anything to the contrary, the first Plan Period shall begin on July 1, 2004 and end on September 30, 2004.

4. Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee’s appropriate payroll office prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement.

5. Deductions. The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any dollar amount up to a maximum of 15% of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made. Payroll deductions may be at the rate of 1%-15% of Compensation with any change in compensation during the Plan Period to result in an automatic corresponding change in the dollar amount withheld.

6. Deduction Changes. The Board or Committee may establish rules allowing an employee to increase, decrease or discontinue his or her payroll deduction during any Plan Period by filing a new payroll deduction authorization form. If an employee elects to discontinue his payroll deductions during a Plan Period, but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted prior to his election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7. Interest. Interest will not be paid on any employee accounts, except to the extent that the Board or a Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

8. Withdrawal of Funds. An employee may at any time prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or a Committee.

9. Purchase of Shares. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (“Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”), at the Option Price hereinafter provided for, the largest number of whole shares of Common Stock of the Company as does not exceed the number of shares determined by multiplying $2,083 by the number of full months in the Plan Period and dividing the result by the closing price (as defined below) on the Offering Commencement Date of such Plan Period.

Notwithstanding the above, no employee may be granted an Option (as defined in Section 9) which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the Offering Commencement Date of the Plan Period) for each calendar year in which the Option is outstanding at any time.

The purchase price for each share purchased will be 85% of the closing price of the Common Stock on (i) the first business day of such Plan Period or (ii) the Exercise Date, whichever closing price shall be less. Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the Nasdaq National Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.

Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.

Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10. Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11. Rights on Retirement, Death or Termination of Employment. In the event of a participating employee’s termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12. Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

13. Rights Not Transferable. Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14. Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for this Plan, and the share limitation set forth in Section 9, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board or a Committee. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Board or a Committee to give proper effect to such event.

16. Merger. If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 80% by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each Option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such Option for each share as to which such Option shall be exercised the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation, and the Board or a Committee shall take such steps in connection with such merger or consolidation as the Board or a Committee shall deem necessary to assure that the provisions of Section 15 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Option might thereafter be entitled to receive thereunder.

In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Options remain outstanding under the Plan, (a) subject to the provisions of clauses (b) and (c), after the effective date of such transaction, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of such transaction; or (b) all outstanding Options may be cancelled by the Board or a Committee as of a date prior to the effective date of any such transaction and all payroll deductions shall be paid out to the participating employees; or (c) all outstanding Options may be cancelled by the Board or a Committee as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to his account as of a date determined by the Board or a Committee.

17. Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the stockholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

18. Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or a Committee will allot the shares then available on a pro rata basis.

19. Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

20. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the Nasdaq National Market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

21. Governing Law. The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

22. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

23. Notification Upon Sale of Shares. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

24. Withholding. Each employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

25. Effective Date and Approval of Shareholders. The Plan shall take effect upon the approval by the stockholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

ANNUAL MEETING OF SHAREHOLDERS OF

CATALYST HEALTH SOLUTIONS, INC.

June 1, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at - http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=10643

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20330300000000000000 3	060109

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES AND “FOR” ALL OF THE PROPOSALS

PLEASE SIGN DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. The election as directors of all nominees listed				2. The approval of reservation of additional 100,000 shares of Company stock for issuance, under the Company’s 2004 Employee Stock Purchase Plan.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	m Steven B. Epstein m Michael R. McDonnell m Dale B. Wolf		3. The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of Catalyst Health Solution, Inc. for the fiscal year ending December 31, 2009.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)			This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” all of the nominees and “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The signer acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and of a Proxy Statement dated April 24, 2009 and of the 2008 Annual Report to shareholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF SHAREHOLDERS OF

CATALYST HEALTH SOLUTIONS, INC.

June 1, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from the United States or Canada, or 718-921-8500 from other countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.	COMPANY NUMBER
ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at - http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=10643

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20330300000000000000 3	060109

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES AND “FOR” ALL OF THE PROPOSALS

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. The election as directors of all nominees listed				2. The approval of reservation of additional 100,000 shares of Company stock for issuance under the Company’s 2004 Employee Stock Purchase Plan.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	m Steven B. Epstein m Michael R. McDonnell m Dale B. Wolf		3. The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of Catalyst Health Solution, Inc. for the fiscal year ending December 31, 2009.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)			This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” all of the nominees and “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The signer acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and of a Proxy Statement dated April 24, 2009 and of the 2008 Annual Report to shareholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

¢

CATALYST HEALTH SOLUTIONS, INC.

2009 ANNUAL MEETING OF SHAREHOLDERS

June 1, 2009

8:30 a.m. PST

As an alternative to completing this form, you may enter your vote instruction until 11:59 PM EST the day before the Annual Meeting by telephone at 1-800-PROXIES from the United States or Canada, or 718-921-8500 from other countries, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on our proxy card.

The undersigned hereby appoints Edward S. Civera and William E. Brock, and each of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Catalyst Health Solutions, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on June 1, 2009, at 8:30 a.m. PST, at the Company’s offices at 1650 Spring Gate Lane, Suite 100, Summerlin, NV 89135 and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting, as follows:

(Continued and to be signed on the reverse side.)

¢	14475 ¢